As filed with the Securities and Exchange Commission on October 7, 2009.

Registration No. 333-161926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Celulosa Arauco y Constitución S.A.

(Exact name of Registrant as specified in its charter)

Arauco and Constitution Pulp Inc.

(Translation of Registrant’s name into English)

Republic of Chile	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Avenida El Golf 150

Fourteenth Floor

Santiago, Chile

(562) 461-7200

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies of communications to:

David L. Williams, Esq.

Simpson Thacher & Bartlett, LLP

425 Lexington Avenue

New York, New York, 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the exchange offer described in the accompanying prospectus.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 7, 2009

Prospectus

Celulosa Arauco y Constitución S.A.

U.S.$500,000,000

Offer to Exchange All Outstanding

7.25% Notes due 2019

For an Equal Principal Amount of

7.25% Notes due 2019

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer

•     We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•     You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•     The exchange offer expires at midnight, New York City time, on                     , 2009, unless extended. We do not currently intend to extend the expiration date.

•     The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax or Chilean tax law purposes.

•     We will not receive any proceeds from the exchange offer.

The Exchange Notes

•     The exchange notes are being offered in order to satisfy our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•     The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Resales of Exchange Notes

•     The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an underwriter under the U.S. Securities Act of 1933, as amended, or the “Securities Act.” Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the U.S. Securities and Exchange Commission, or the “SEC,” and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 9 of this prospectus before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September     , 2009

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of Section 13(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and file reports and other information with the SEC that apply to foreign private issuers. We file annual reports on Form 20-F which include audited annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or “US GAAP.” Historically, we have filed reports on Form 6-K containing our unaudited quarterly consolidated financial statements and certain other information prepared in accordance with accounting principles generally accepted in Chile, or “Chilean GAAP.” Effective as of January 1, 2009, for Chilean reporting purposes we are required to prepare our audited annual consolidated financial statements and our unaudited interim consolidated financial statements in accordance with the International Financial Reporting Standards, or “IFRS,” as adopted by the International Accounting Standards Board. As a result, effective January 1, 2009 reports on Form 6-K containing our unaudited quarterly consolidated financial statements will have been prepared in accordance with IFRS. In addition, on September 15, 2009 we filed under Form 6-K our revised 2008 audited consolidated financial statements giving retroactive effect to the application of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. These reports and other information we file with the SEC can be inspected and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1800-SEC-0330 for further information on the operation of the Public Reference Room. Such material may also be accessed electronically at the SEC’s home page at http://www.sec.gov. As a foreign private issuer, we are exempt from certain provisions of the Exchange Act, including those prescribing the furnishing and content of proxy and information statements and certain periodic reports.

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement. We have omitted certain items from the prospectus as permitted by the rules and regulations of the SEC. For more information with respect to us and the exchange notes, refer to the registration statement, including the accompanying exhibits, financial statements, schedules and notes. You may inspect the registration statement without charge at the principal office of the SEC in Washington, D.C. and copies of all or part of it may be obtained from the SEC upon payment of the prescribed fee. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. The exhibits accompanying any document referred to in this prospectus are essential for a more complete description of the matter involved.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference herein the following documents:

•	our 6-K report relating to the placement of bonds in the Chilean market, as filed with the SEC on March 24, 2009;

•

our 6-K report relating to the registry in the Superintendency of Securities and Insurance of two lines of bonds in the Chilean market for an aggregate principal amount of 20,000,000 of Unidades de Fomento, as filed with the SEC on April 21, 2009;

•	our 6-K report with respect to our board of directors’ approval of the acquisition of the subsidiary companies of Spanish Grupo Empresarial ENCE S.A., as filed with the SEC on May 27, 2009;

•	our annual report on Form 20-F for the year ended December 31, 2008, or the “2008 Form 20-F”, as filed with the SEC on June 26, 2009 (SEC file number 033-99720);

•	our 6-K report relating to our acquisition of Tafisa Brasil S.A., as filed with the SEC on August 31, 2009; and

•

our 6-K report revising our audited consolidated financial statements as of and for the year ended December 31, 2008 in order to give retroactive effect to the application of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, as filed with the SEC on September 15, 2009.

In addition, all reports on Form 20-F filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and, to the extent expressly stated therein, certain reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of the offering of the exchange notes, shall also be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein or attached as an annex hereto shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document and deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all the documents we incorporate by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to:

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Santiago, Chile

Attention: Gianfranco Truffello

Telephone requests may be directed to Mr. Gianfranco Truffello at + (562) 461-7200.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation (sociedad anónima) organized under the laws of Chile and subject to the rules applicable to Chilean public corporations (sociedades anónimas abiertas). Most of our directors and executive officers, and certain experts named or mentioned in other documents incorporated by reference herein, reside outside the United States. All or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as described below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or against us in United States courts a judgment obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Chilean counsel, Portaluppi, Guzmán y Bezanilla, that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. Chilean courts, however, have enforced judgments rendered by courts in the United States by virtue of the legal principles of reciprocity and comity, subject to review in Chile of such judgment in order to determine whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Nevertheless, we have been advised by our Chilean counsel that there is doubt as to the enforceability, in original actions in Chilean courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Chilean courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the federal securities laws of the United States. In addition, it will be necessary for investors to comply with certain procedures, including payment of stamp taxes (currently assessed at a rate of 0.0% of the face value of a debt security), if applicable, in order to file a lawsuit with respect to the notes in a Chilean court.

We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action arising out of or based upon the indenture or the issuance of the exchange notes. With respect to such actions, we have submitted to the jurisdiction of any federal or state court having subject matter jurisdiction in the Borough of Manhattan, the City of New York, New York. See “Description of the Exchange Notes.”

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. We use words such as “believe,” “intend,” “estimate,” “project,” “expect” and “anticipate” and similar expressions, that identify forward-looking statements which reflect our views about future events and financial performance. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-

v

looking statements. Forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. These forward-looking statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Actual results could differ materially and adversely from those projected in the forward-looking statements as a result of various factors that may be beyond our control, including but not limited to:

•	our ability to service our debt, fund our working capital requirements and comply with financial covenants in certain of our debt instruments;

•	our ability to fund and implement our capital expenditure programs;

•	the maintenance of relationships with customers;

•	future demand for forestry and wood products in our export markets;

•	international prices for forestry and wood products;

•	the condition of our forests;

•	the state of the Chilean, Argentine, Brazilian and world economies and manufacturing industries;

•	the relative value of the Chilean peso, Argentine peso and Brazilian real compared to other currencies;

•	inflation;

•	a change of control;

•	the effects of competition;

•	increases in interest rates; and

•	changes in our regulatory environment, including environmental regulations and enforcement actions.

In any event, these statements speak only as of their dates, and we do not undertake any obligation to update or revise any of them as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL DATA

For Chilean statutory reporting purposes, effective as of January 1, 2009, we are required to prepare our audited annual consolidated financial statements and our unaudited interim consolidated financial statements in accordance with IFRS. Prior to 2009, we prepared our audited annual consolidated financial statements in accordance with Chilean GAAP. For SEC reporting purposes, we prepare our audited annual consolidated financial statements in accordance with U.S. GAAP.

The U.S. dollar is our functional currency, as most of our financial activities, including most of our sales, are transacted in U.S. dollars.

Unless otherwise specified, all references to “$,” “U.S.$,” “US dollars” and “dollars” are to United States dollars, references to “Chilean pesos” or “Ch$” are to Chilean pesos and references to “UF” are to “Unidades de Fomento”, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

For your convenience, we have included translations of certain amounts into U.S. dollars at a specified rate. Unless otherwise indicated, the U.S. dollar equivalent in Chilean pesos is based on the observed exchange rate (dólar observado) reported by the Central Bank of Chile (Banco Central de Chile), which we refer to as the “Central Bank,” for December 31, 2008, which was Ch$636.45 to U.S.$1.00. The observed exchange rate is, for any date, the average exchange rate at which transactions are actually carried out in the Formal Exchange Market

(Mercado Cambiario Formal) on the previous day, as certified by the Central Bank on the following business day. You should not construe these translations as representations that the Chilean peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated or at any other rate. On September 15, 2009, the observed exchange rate was Ch$551.88 to U.S.$1.00. For information regarding historical rates of exchange in Chile see “Exchange Rates.”

When we refer to “Chile” or the “Republic” in this prospectus or the documents incorporated by reference, we mean the Republic of Chile, and when we refer to the “Government” we mean the government of the Republic of Chile. All references to “tons” are to metric tons (1,000 kilograms) which equal 2,204.6 pounds. One “hectare” equals 10,000 square meters or 2.471 acres. Percentages and certain amounts in this prospectus and the documents incorporated by reference have been rounded for ease of presentation. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus and may not contain all of the information you need to consider. Please read the following summary, together with the information set forth under the heading “Risk Factors,” our unaudited interim financial statements for the six months ended June 30, 2009 prepared in accordance with U.S. GAAP and our audited financial statements and accompanying notes included in our Form 6-K, as filed with the SEC on September 15, 2009 and incorporated by reference in this prospectus. “Arauco,” “we,” “us” and words of similar effect refer, depending upon the context, to Celulosa Arauco y Constitución S.A., to one or more of its consolidated subsidiaries or to all of them taken as a whole, unless the context otherwise requires. References herein to the “notes” refer collectively to the outstanding notes and the exchange notes.

About Arauco

We believe that, as of December 31, 2008, we were Latin America’s largest forest plantation owner, and that in 2008 we were Chile’s largest exporter of forestry and wood products in terms of sales revenue. We have industrial operations in Chile, Argentina and Brazil. As of December 31, 2008, we had approximately 948,369 hectares of plantations in Chile, Argentina, Brazil and Uruguay. We believe that in 2008 we were one of the world’s largest producers of bleached and unbleached softwood kraft market pulp in terms of volume, based on information published by Resource Information Systems, Inc., an independent research company for the pulp and paper industry.

During 2008, we harvested 16.5 million cubic meters of sawlogs and pulplogs and sold 5,224,127 cubic meters of wood products, including sawn timber (green, kiln-dried lumber and flitches), remanufactured wood products and panels (plywood, medium-density fiberboard, particleboard and high-density fiberboard). In 2008, export sales constituted approximately 76.0% of our sales revenue, making us Chile’s largest non-mining exporter in terms of sales revenue. Our principal export markets during 2008 were Asia, North America and Europe.

As of December 31, 2008, our planted forests consisted of approximately 83.2% radiata and taeda pine with the balance being primarily eucalyptus. We seek to manage our resources so the annual growth rates of our forests equal or exceed the volume harvested each year. In 2008, we planted approximately 44,156 hectares and harvested approximately 37,667 hectares in Chile, Argentina, Brazil and Uruguay. We operate our forestry business through four principal divisions: pulp, plywood and fiberboard panels, wood products and forestry products, each as described below.

Pulp. We own and operate five pulp mills in Chile and one in Argentina, collectively with an aggregate installed annual production capacity of approximately 3,041,000 metric tons. During 2008, our pulp mills produced 2,578,238 metric tons of bleached pulp and 320,021 metric tons of unbleached pulp. During 2008, our pulp sales were U.S.$1,792.8 million, representing 48.5% of our consolidated sales revenue for such year.

Plywood and Fiberboard Panels. We own and operate two plywood mills, one hardboard mill and one medium-density fiberboard mill in Chile; one medium-density fiberboard mill and one particleboard mill in Argentina, and one particleboard mill and one medium-density fiberboard mill in Brazil. The total annual production capacity of these mills is approximately 2,555,000 cubic meters of plywood and fiberboard panels. During 2008, our plywood mills produced 666,656 cubic meters of plywood, our hardboard mill produced 59,825 cubic meters of panels, our medium-density fiberboard mills produced 1,118,211 cubic meters of fiberboard panels and our particleboard mills in Brazil and Argentina produced 516,343 cubic meters of panels. During 2008, our plywood and fiberboard panel sales were U.S.$932.4 million, representing 25.2% of our consolidated sales revenue for such year.

Wood products. As of December 31, 2008, we had eleven sawmills in operation, nine in Chile and two in Argentina, collectively with an aggregate installed annual production capacity of 2.98 million cubic meters of lumber. We also own six remanufacturing facilities that reprocess sawn timber into remanufactured wood products such as moldings, jams and pre-cut pieces that end users require for doors, furniture and door and window frames. These facilities produced 332,000 cubic meters of remanufactured wood products in 2008. During 2008, our wood products sales were U.S.$709.3 million, representing 19.2% of our consolidated sales revenue for such year.

Forestry Products. Our forestry products are sawlogs, pulplogs, posts and chips. As a result of our forest management policies and the increasing maturity of our plantations, our plantations are yielding increasing volumes of forestry products, particularly clear wood. During 2008, our forestry products sales were U.S.$106.9 million, representing 2.9% of our consolidated sales revenue for such year.

Recent Acquisition

On August 26, 2009, through our Brazilian subsidiary Placas do Paraná S.A., we acquired 100% of the share capital of Tafisa Brasil S.A., or Tafisa, from SCS Beheer, B.V. and Tafiber-Tableros de Fibras Ibéricos, S.L., both subsidiaries of Portuguese conglomerate Sonae Indústria, SGPS, S.A. The transaction was valued at U.S.$227 million, including assumed debt.

Business Strategy

Our business strategy is to maximize the commercial value of our plantations by pursuing sustainable growth opportunities in our core businesses and expanding into new markets and products. We are implementing this business strategy through the following initiatives:

•	We are improving the growth rate and quality of our plantations and increasing production of higher margin clear wood through advanced forest management techniques;

•

We are executing a capital expenditure plan designed to reinforce our competitive advantages through economies of scale and scope, improving the efficiency and productivity of our industrial activities and optimizing the use of the forest by engaging in biomass energy generation;

•	We continue to develop our facilities, transportation, shipping, storage and product distribution network that allow us to reach over 60 countries worldwide; and

•	We are expanding our operations outside of Chile in regions that we believe offer comparative advantages in the forestry sector.

Our principal executive offices are located at Avenida El Golf 150, Fourteenth Floor, Santiago, Chile, telephone (562) 461-7200.

The Exchange Offer

On July 27, 2009, we completed the private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use our reasonable best efforts to complete the exchange offer within 270 days after the date of original issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes that are identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. In addition, the exchange notes will not be entitled to registration rights and liquidated damages that are applicable to the outstanding notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to U.S.$500 million aggregate principal amount of our 7.25% Notes due 2019, which we refer to in this prospectus as the “exchange notes”, for up to U.S.$500 million aggregate principal amount of our 7.25% Notes due 2019, which we refer to in this prospectus as the “outstanding notes”. The exchange offer is being made with respect to all of the outstanding notes. Outstanding notes may only be exchanged in integral multiples of U.S.$1,000.

Resale of the Exchange Notes	Based on an interpretation of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an affiliate of ours, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Any holder of outstanding notes who:

•	is an affiliate of ours;

•	does not acquire exchange notes in the ordinary course of business; or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in the distribution of the exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. See “The Exchange Offer—Resales of the Exchange Notes.”

Expiration Date; Withdrawal of Tender	The exchange offer will expire at midnight, New York City time, on , 2009, unless we extend it. We do not currently intend to extend the expiration date. We refer to this date (as it may be extended) as the “expiration date.” Tenders of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments” and “The Exchange Offer––Withdrawal of Tenders.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read carefully the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with any physical certificates requesting the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, which we refer to as “ATOP,” by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate of ours, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

See “The Exchange Offer––Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact that registered holder promptly and instruct that registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer––Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and they are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal, or comply with the applicable procedures under DTC’s ATOP, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold the outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequence of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

Taxation	The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax or Chilean tax law purposes. See “Taxation.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer––Exchange Agent” of this prospectus.

The Exchange Notes

Issuer	Celulosa Arauco y Constitución S.A.

Notes Offered	U.S.$500 million in an aggregate principal amount of 7.25% Notes due 2019.

Maturity	July 29, 2019.

Interest Payment Dates	January 29 and July 29 of each year, commencing on January 29, 2010.

Optional Redemption	We may redeem the exchange notes in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 50 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the exchange notes to be redeemed to the date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Tax Redemption	We may redeem the exchange notes in whole, but not in part, at any time at par if certain changes related to Chilean tax law occur. See “Description of the Exchange Notes—Redemption for Taxation Reasons.”

Certain Covenants	The indenture under which the exchange notes will be issued contains certain covenants, including limitations on liens and limitations on sale and leaseback transactions.

Ranking	The exchange notes will be our unsecured obligations and will, other than with respect to certain obligations given preferential treatment pursuant to the laws of Chile, at all times rank pari passu in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The exchange notes will not have the benefit of any collateral securing any of our existing and future secured indebtedness and will be effectively subordinated to all existing and future indebtedness of any of our subsidiaries to the extent of the assets of each subsidiary.

Taxation

Under Chile’s income tax law, our payments of interest made from Chile in respect of the exchange notes to a Foreign Holder (as defined herein) will generally be subject to a Chilean withholding tax assessed at a rate of 4.0%. Subject to certain exceptions, we will pay Additional Amounts (as defined herein) as may be necessary to ensure that the net amounts received by the Foreign Holders (including Additional Amounts) after such Chilean withholding tax shall equal the amounts which would have been receivable in respect of the exchange notes in the absence of such Chilean withholding tax. See “Description of the Exchange Notes—Payment of Additional Amounts” and “Taxation.”

Governing Law	Our contractual rights and obligations and the rights of the holders of the exchange notes arising out of, or in connection with, the indenture and the exchange notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Absence of a Public Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be an established trading market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activities with respect to the exchange notes may be discontinued without notice.

Exchange Controls in Chile	The issuance of the exchange notes does not require prior authorization by the Central Bank of Chile. Nevertheless, certain financial terms of the outstanding notes have been registered with the Central Bank after the issuance of the exchange notes.

Trustee	The Bank of New York Mellon is the trustee under the indenture.

For a discussion of risks that should be considered in connection with an investment in the exchange notes, see “Risk Factors.”

RISK FACTORS

Prior to making an investment in our exchange notes, you should carefully consider, in light of your own financial circumstances and investment objectives, all the information contained in or incorporated by reference into this prospectus and, in particular, should evaluate the following risk factors.

Risks relating to us and the forestry industry

Environmental concerns led us to temporarily suspend operations at our Valdivia Mill in 2005, which adversely affected, and in the future may continue to adversely affect, our business, financial condition and results of operations.

Our operations at the Valdivia Mill, an industrial development in the Province of Valdivia in the Fourteenth Region of Chile (which was previously part of the Tenth Region of Chile), have been subject to continued environmental scrutiny by Chilean environmental regulators and the Chilean public since the mill began its operations in 2004. A variety of concerns and claims have been raised regarding the mill’s potential environmental impacts in the area. Primarily, it has been alleged that the mill’s operations impacted the nearby Carlos Anwandter Nature Sanctuary and contributed to the migration and death of black-neck swans living in the area. Subsequent to these events, environmental regulators required us to temporarily suspend operations at the Valdivia Mill for approximately one month in January 2005. We resumed operations at the mill in February 2005.

Due to a resolution modifying the environmental permit for our Valdivia Mill issued by the Regional Environmental Commission (Comisión Regional del Medio Ambiente), or the COREMA, of the Tenth Region in Chile, in June 2005, we voluntarily suspended operations at the Valdivia Mill until certain technical and legal conditions could be clarified with the applicable authorities. After we received certain clarifications from the COREMA, pursuant to a resolution of our board of directors, we decided to resume operations at the mill on August 12, 2005, albeit at a reduced annual production of 440,000 metric tons, or 80% of its authorized production capacity, after a period of 64 days of suspended operations. In order to achieve the full production capacity authorized by applicable permits (equal to 550,000 metric tons of wood pulp per year), the pulp mill had to comply with certain new requirements imposed by the COREMA for the Tenth Region of Chile in the resolution issued in June 2005, including modifications to the mill’s effluents’ parameters (including, among others, aluminum, sulfate, nitrogen and chlorate). In March 2006, Knight Piesold, an independent environmental auditing firm appointed by the COREMA for the Tenth Region of Chile, officially determined that the Valdivia Mill had complied with the applicable requirements. In January 2008, the COREMA of the Fourteenth Region of Chile (formerly the Tenth Region of Chile prior to the division of the region) authorized the Valdivia Mill to return to its annual authorized production capacity of 550,000 metric tons. The mill gradually increased its production over a four-month period starting in March 2008 and reached full capacity in June 2008.

The suspension of operations at the Valdivia Mill adversely affected our business, financial condition and results of operations. We estimate that suspension of the Valdivia Mill resulted in a loss of sales of approximately U.S.$1.0 million per day and a loss of profits of approximately U.S.$250,000 per day or an aggregate of approximately U.S.$49.4 million and U.S.$15.9 million, respectively. Any future suspension of operations at the Valdivia Mill or at any other of our significant operating plants can be expected to have similar adverse effects. We cannot offer any assurance that the Valdivia Mill will be able to operate without further interruption.

In February 2009, as previously requested by the COREMA of the Fourteenth Region of Chile, we submitted an environmental impact study for the construction of a pipeline to discharge the Valdivia Mill’s effluents in the Pacific Ocean near Punta Maiquillahue, in order to satisfy the requirement to discharge the effluents in a body of water other than the Cruces River, the Carlos Anwandter Nature Sanctuary or their sources. We expect that the construction and implementation of this pipeline will be completed no later than 15 months after the date the decision regarding the environmental impact study becomes final and non-appealable. The

COREMA also appointed a consulting firm to analyze and prepare a report on different feasible alternatives for discharge of the Valdivia Mill effluents. In August 2008, the consulting firm identified certain locations as suitable alternatives for discharging the effluents, one of which is the alternative we proposed in our environmental impact study.

In relation to the modification of our environmental permit for the Valdivia Mill in June 2005, COREMA requested that we submit an environmental impact study for the construction of a new pipeline to discharge the mill’s effluents. The deadline for the study was extended twice and it was finally submitted to COREMA in February 2009 as described above. In a resolution dated January 2007 which granted us the second extension on the pipeline environmental impact study, the COREMA also requested that we submit an additional environmental impact study for the implementation of substantial technological improvements on the quality of the effluents generated by the Valdivia Mill, which was submitted in June 2007 and approved by the COREMA in June 2008. However, the approval was subject to certain conditions that, in our opinion, were unreasonable. For such reason, we filed an appeal (recurso de reclamación) before the Directive Council (Consejo Directivo) of the National Environmental Commission (Comisión Nacional del Medio Ambiente), or CONAMA, challenging the conditions imposed by the COREMA. On August 14, 2009, we were notified of the resolution of our recourse, in which CONAMA only partially sustained what was requested on our appeal. Accordingly, we are currently evaluating any new steps to be taken, which include the possibility of filing a new recourse before the courts of Chile. We cannot predict the outcome or impact of these proceedings or their possible effect on us if and when a decision by CONAMA becomes final and non-appealable, but in such case we may need to make additional capital expenditures.

Approval by the COREMA of our environmental impact studies regarding the pipeline and the improvement of the quality of the effluents, and the construction and operation of the pipeline are each subject to many environmental, regulatory, engineering and political uncertainties. As a result, we cannot provide any assurances that the projects will be duly approved or completed. If either our environmental study about the pipeline is rejected, or the installation of the pipeline is delayed, we may face sanctions that include warnings, fines or the revocation of the Valdivia Mill’s environmental permit for operation. We can provide no assurances that any deadline extensions would be granted, even if we comply with all the requirements that may be set forth by the COREMA. See “Item 4. Information on the Company—Government Regulation” and “Item 8. Financial Information—Legal Proceedings” in our 2008 Form 20-F.

Environmental concerns led us to suspend our operations at the Licancel Mill, which adversely affected our business, financial condition and results of operations.

In 2007, our operations at the Licancel Mill, a pulp mill located in the Seventh Region of Chile, were subject to environmental scrutiny by Chilean environmental regulators and the public. In June 2007, in connection with the death of fish in the Mataquito River, approximately 15 kilometers downstream of the mill, we decided to suspend activities at the Licancel Mill as a cautionary measure. In addition, the Health Authority of the Seventh Region of Chile (Autoridad Sanitaria) and the Sanitary Services Superintendency (Superintendencia de Servicios Sanitarios) also ordered us to suspend operations at the Licancel Mill and suspend any further discharges into the river.

In a separate event, while operations at the mill were suspended, an estimated 50 cubic meters of effluents reached the Mataquito River from a pipe leakage in the water treatment system at the Licancel Mill. As a result of this leak, we decided to close the mill indefinitely and informed the Sanitary Services Superintendency of such occurrence.

In late October 2007, the Health Authority of the Seventh Region of Chile lifted the suspension and imposed certain conditions relating to our activities in the mill, consisting primarily of the implementation of certain emergency detection and control programs and systems, with which we have complied. Furthermore, in November 2007, the Sanitary Services Superintendency removed the suspension regarding the release of discharges by the Licancel Mill. The mill resumed operations in January 2008.

We estimate that the suspension of operations at the Licancel Mill resulted in a loss of profits of approximately U.S.$4 million per month or an aggregate of approximately U.S.$24 million. During 2007, we invested U.S.$7.7 million in a new effluent treatment system to improve our production process. However, we can offer no assurance that the Licancel Mill will be able to operate without further interruptions. Any future suspension of operations at the Licancel Mill may adversely affect our business, financial condition and results of operations.

We are subject to legal proceedings related to our mills, which could adversely affect our business, financial condition and results of operations.

In April 2005, the National Defense Council (Consejo de Defensa del Estado), the Chilean national agency that institutes legal proceedings on behalf of the Chilean government, filed a civil lawsuit seeking reparations, damages and indemnification from us for environmental harm allegedly caused by the Valdivia Mill. Furthermore, in September 2007, the National Defense Council instituted a civil lawsuit seeking reparations, damages and indemnification from us for environmental harm allegedly caused by the Licancel Mill. If the results of these lawsuits are unfavorable to us, we may be required to invest funds or take other action to repair any environmental harm a court determines we have caused, which could materially and adversely affect our business, financial condition and results of operations. We cannot predict the outcome or impact of these lawsuits or when they may be resolved. See “Item 8. Financial Information—Legal Proceedings” in our 2008 Form 20-F.

Since the end of 2004, various criminal proceedings relating to alleged violations of several environmental laws have been filed in Chile, which may implicate operations in some of our mills. Although we cannot predict the outcome or impact of these proceedings or their possible effect on us, as of the date of this prospectus, neither we nor any of our directors or senior managers have been implicated in these proceedings.

In addition to legal proceedings outlined in this section, since 2004, we have been subject to a number of environmental administrative and judicial proceedings in Chile, including proceedings related to the Valdivia Mill, the Arauco Mill, the Nueva Aldea Complex, a forestry-industrial complex in the Eighth Region of Chile, and the Licancel Mill. As a result of these proceedings, we have been subject to fines and sanctions, and we may be subject to fines, injunctions or other sanctions in the future. Additional proceedings, enforcement actions or claims related to environmental requirements or impacts may also be brought against us. We cannot assure you that, as a result of such proceedings, our mills will be able to operate without interruption. Any such interruption could have a material and adverse effect on our business, financial condition and results of operations. See Note 12 to our audited consolidated U.S. GAAP financial statements incorporated by reference in this prospectus.

The application of environmental regulations could adversely affect our ability to accomplish our development goals and adversely affect our results of operations.

In each country where we have operations, we are subject to numerous national and local environmental laws concerning, among other matters, health, the handling and disposal of waste and discharges into the air, soil and water. We have made and expect to continue to make substantial expenditures to manage our existing operations in accordance with environmental requirements. The application of environmental laws in the countries where we have operations may affect our business strategy and our development goals, which may have an adverse effect on our business, financial condition and results of operations.

Environmental requirements are a factor in the development and operation of new projects. Chilean environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue in the future. The implementation of these environmental policies in Chile will affect various aspects of our operations, but the effect on our operations and the outcome of any regulatory review or proceedings is uncertain. Environmental concerns and enforcement matters also attract public interest and, therefore, may be subject to political considerations that are beyond our control.

In the future, the addition of new or more stringent environmental requirements or changes in the application, interpretation or enforcement of existing requirements, in any country where we have operations, could result in substantially increased capital, operating or compliance costs, impose conditions that restrict or limit our operations or otherwise adversely affect our business, financial condition and results of operations. These changes could limit the availability of our funds for other purposes, which could adversely affect our business, financial condition and results of operations.

Fluctuations in market price for our products could adversely affect our business, financial condition and results of operations.

Prices for pulp, forestry and wood products can fluctuate significantly. The average price, on an annual basis, for Norscan bleached softwood kraft market pulp (pulp produced in Canada and Northern Europe sold to manufacturers of paper products delivered in Northern Europe), or NBSK, which is the benchmark for softwood bleached pulp, ranged from U.S.$618.12 per metric ton in 2004 to U.S.$798.15 per metric ton in 2007. In 2008, the price of NBSK ranged from a minimum of U.S.$641.51 per metric ton to a maximum of U.S.$906.84 per metric ton. During the first half of 2009, the price of NBSK ranged from a minimum of U.S$577.09 per metric ton to a maximum of U.S.$641.51 per metric ton. At September 14, 2009 the price of NBSK was U.S.$700.14 per metric ton. Our business, financial condition and results of operations could be materially and adversely affected if the price of pulp or other forestry products were to decline significantly from current levels. The prices that we are able to obtain for pulp products and, to a lesser extent, other forestry products depend on the following:

•	prevailing world prices, which historically have been subject to significant fluctuations over relatively short periods of time, depending on worldwide demand;

•	world production capacity;

•	the business strategies adopted by major integrated forestry, pulp and paper producers and other major producers; and

•	the availability of pulp and other forestry substitutes.

Each of these factors is beyond our control.

Worldwide competition in the markets for our products could adversely affect our business and results of operations.

We experience substantial worldwide competition in each of our geographical markets and in each of our product lines. Several of our competitors are larger than us and have greater financial and other resources, which they could use to take steps that could adversely affect our financial and competitive position. The market pulp industry in which we do business is sensitive to changes in industry capacity and producer inventories, as well as to cyclical changes in the world’s economies, all of which may significantly affect selling prices and, thereby, our profitability. Increased competition could materially and adversely affect our business, financial condition and results of operations.

Global economic developments, and particularly economic developments in the U.S. economy, could have an adverse effect on the demand for our products, our financial condition and our results of operations.

The global economy, and in particular global industrial production, is the primary driver of demand for pulp, paper and wood products. Global industrial production has been trending downward since the second half of 2008 due to the financial crisis and global economic conditions, resulting in a significant and widespread contraction in demand for pulp, paper and wood products. A continued decrease in the level of activity in either the domestic or the international markets within which we operate could adversely affect both the demand and the price of our products and thus our operational and financial results.

Due to the decline in industrial production, our pulp segment has seen significant price declines in the first half of 2009, which has severely affected our results, since approximately 51.7% of our total sales for the six months ended June 30, 2009 were derived from our pulp segment.

In addition, the significant downturn in the homebuilding industry in the United States and Europe has resulted in increased inventories of available new homes, significant declines in home prices, loss of home-equity values and loss of consumer confidence and demand. As a result of these events, our plywood and panel sales have been adversely affected, continuing a downward trend both in volume and price across all markets. Our medium-density fiberboard molding sales also experienced a sharp decline in volume mainly due to the lower activity in the United States and Canadian construction markets. Our wood products segment, which is also highly dependent on the strength of the homebuilding industry, has experienced decreases in its prices of and demand for its products.

The continued downturn in the real estate market in the United States and decrease in demand for sawn timber products resulted in our decision to close four sawmills in 2008. As a result, in 2008 we recorded a pre-tax impairment charge totaling U.S.$32.9 million, relating to the closure of our sawmills. Additionally, during 2008 and as a result of the impact that the international economic downturn had on the Brazilian market and the reduction of the quantities to be produced by the Curitiba fiberboard panels plant, we decided to conduct an impairment analysis pursuant to which we recorded in 2008 a pre-tax impairment charge of U.S.$32.5 million to reduce the carrying value of this plant to the estimated sales price minus selling costs. See Note 14 to our audited consolidated U.S. GAAP financial statements incorporated by reference in this prospectus.

Finally, our ability to access the credit or capital markets may be restricted at a time when we need financing, which could have an impact on our flexibility to react to changing economic and business conditions.

For these reasons, our business, financial condition and results of operations will continue to be adversely affected if economic conditions in the United States, Europe and Asia do not improve. If conditions do not improve, we may have to close additional facilities and recognize additional impairment charges.

We depend on free international trade as well as economic and other conditions in our principal export markets.

In 2008, export sales, defined as sales out of the country where our goods were produced, accounted for approximately 76.0% of our total sales revenues. During this period, 42.4% of our export sales were to customers in Asia, 22.2% to customers in North America, 20.46% to customers in Europe, 11.3% to customers in Central and South America and 3.7% to customers in other countries. As a result, our results of operations depend, to a significant degree, on economic, political and regulatory conditions in our principal export markets. Our ability to compete effectively in our export markets could be materially and adversely affected by a number of factors beyond our control, including deterioration in macroeconomic conditions, exchange rate volatility, government subsidies, and the imposition of increased tariffs or other trade barriers. If our ability to sell our products competitively in one or more of our principal export markets were impaired by any of these developments, it might be difficult to re-allocate our products to other markets on equally favorable terms and our business, financial condition and results of operations might be adversely affected.

Material disruptions at one of our manufacturing, mills processing and remanufacturing facilities could negatively impact our financial results.

We operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities. A material disruption at one of our manufacturing, mills processing and remanufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our manufacturing, mills processing and remanufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism;

•	domestic and international laws and regulations applicable to our company and our business partners, including joint venture partners, around the world; and

•	other operating problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, our ability to meet our production targets and satisfy customer requirements could be impaired, resulting in lower sales and having a negative effect on our financial results.

Disease or fire could affect our forests and manufacturing processes and, in turn, adversely affect our financial condition and results of operations.

Our operations are subject to various risks affecting our forests and manufacturing processes, including disease and fire. Although, in the past, certain pests and diseases afflicting radiata or taeda pine plantations in other parts of the world have not significantly affected the forestry industries in Chile, Argentina, Brazil and Uruguay, these pests or diseases may appear in Chile, Argentina, Brazil or Uruguay in the future. Although, in the past, forest fires have not significantly affected our plantations partly due to the broad geographic extension of our plantations and the varied ages and climatic conditions of its plantations, forest fires may affect our plantations in the future. We do not carry insurance for pest and diseases that may affect our forests in Chile and do not carry fire insurance for our forest in Brazil and certain hectares of our forest in Argentina. Our operations and, as a result, our financial condition and results of operations could be adversely affected if any of these risks were realized.

Risks Relating to Chile

Chilean political and economic conditions directly impact our business and the market price of the exchange notes.

At December 31, 2008, 78.4% of our property, plant and equipment and forest assets were located in Chile, and approximately 80.0% of our net sales were attributable to our Chilean operations. Accordingly, our business, financial condition and results of operations depend, to a considerable extent, upon economic conditions in Chile. Future developments in the Chilean economy could adversely affect our financial condition or results of operations and may impair its ability to proceed with its strategic plan of business. In addition, such developments may impact the market price of the exchange notes.

The Chilean government has exercised and continues to exercise a substantial influence over many aspects of the private sector and has changed monetary, fiscal, tax and other policies to influence the Chilean economy. We have no control over and cannot predict how government intervention and policies will affect the Chilean economy or, directly and indirectly, our operations and revenues. Our operation and financial condition and the market price of the exchange notes may be adversely affected by changes in policies involving exchange controls, taxation and other matters. In addition, our operations and financial condition and the market price of the exchange notes may be adversely affected by factors such as:

•	fluctuations in exchange rates;

•	base interest rate fluctuations; and

•	other political, diplomatic, social and economic developments in or affecting Chile.

Chile’s rates of inflation, which were 7.8% in 2007 and 7.1% in 2008, as measured by changes in the Chilean consumer price index, may adversely affect our operations and financial condition and the market price of our exchange notes.

Risks Relating to Argentina

The economic conditions in Argentina may adversely affect our Argentine operations

At December 31, 2008, approximately 13.4% of our property, plant and equipment and forest assets were located in Argentina. In 2008, approximately 12.6% of our net sales were attributable to our Argentine operations, principally through Alto Paraná S.A., our Argentine subsidiary. On October 31, 2005, through our subsidiary Industrias Forestales S.A., we acquired from Louis Dreyfus S.A.S. 100% of the stock of Ecoboard S.A.I.F. and Ecoresin S.A. (formerly Louis Dreyfus S.A.I.F) in Argentina and, indirectly as a result of that purchase, 100% of the stock of CAIF S.A. and Faplac S.A. (formerly LD Manufacturing S.A.) and 60% of the stock of Flooring S.A. Our financial condition and results, including the ability of our Argentine subsidiaries to raise capital, depend, to a certain extent, upon political and economic conditions prevailing in Argentina. As a result, any recession or other economic downturn in Argentina could have an adverse effect on our financial condition and results of operation.

From 1998 to 2002, the Argentine economy experienced an economic recession marked by reduced levels of consumption and investment and an elevated unemployment rate. The Argentine gross domestic product, or GDP, decreased by 0.8% in 2000, 4.04% in 2001 and 10.9% in 2002. Since 2003, economic indicators have shown some signs of recovery, and the Argentine GDP increased by 8.8% in 2003, 9.0% in 2004, 9.2% in 2005, 8.7% in 2006, 9.1% in 2007 and 7.0% in 2008. The future economic, social and political developments in Argentina, over which we have no control, could adversely affect our business, financial condition and results of operations.

In addition, the Argentine government has exercised and continues to exercise a significant influence over many aspects of the Argentine economy. Accordingly, the Argentine government’s actions, including actions with respect to inflation, price controls, interest rates, foreign exchange controls, organized labor and taxes, have had and may continue to have a material adverse effect on private sector entities, including our operations in Argentina, which may have an adverse effect on our financial condition and results of operations.

Argentine Central Bank restrictions may impair the ability of Alto Paraná S.A., our Argentine subsidiary, to meet its obligations and transfer money abroad.

We guarantee a portion of Alto Paraná S.A.’s debt. We may be required to fulfill our obligation under our guarantees if the Argentine government were to restrict Alto Paraná S.A.’s ability to transfer funds abroad to service such debt. See “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources” in our 2008 Form 20-F.

Since 2001, the Argentine government has imposed a number of monetary and currency exchange control measures, which have included the obligation to repatriate foreign currency earned abroad and tight restrictions on transferring funds abroad, with certain exceptions for authorized transactions. Although current restrictions have not materially affected Alto Paraná S.A.’s financial condition and results of operations, including its ability to service its debt, there can be no assurance that the Central Bank of Argentina will not reverse its position and again restrict payments, which could impose material obstacles to Alto Paraná S.A.’s ability to transfer money abroad which may negatively affect its financial condition and results of operations.

Risks Relating to Brazil

Economic conditions in Brazil may have a direct impact on our financial condition and results of operations.

At December 31, 2008, approximately 8.2% of our property, plant and equipment and forest assets were located in Brazil, and in 2008, approximately 7.4% of our net sales were attributable to our Brazilian operations. During the first quarter of 2005, we acquired all of the shares of capital stock of LD Forest Products S.A. and of Placas do Paraná S.A. in Brazil, as well as 50% of the shares of capital stock of Dynea Brasil S.A. in Brazil. On September 27, 2007, we entered into an agreement for the joint ownership of land with Stora Enso Oyj, a Finnish-Swedish multinational corporation. Pursuant to the agreement, we acquired 80% of the shares in Stora Enso Arapoti Empreendimentos Agrícolas S.A., which owns 50,000 hectares of land, including 25,000 hectares of pine and 5,000 hectares of eucalyptus plantations; 20% of the shares in Stora Enso Arapoti Indústria de Papel S.A., which owns a paper mill with an annual production capacity of 205,000 tons of lightweight coated paper; and 100% of the shares of Stora Enso Arapoti Serraria Ltda. which owns a sawmill with an annual production capacity of 150,000 cubic meters per year. Consequently, to a certain extent, our financial condition and results of operations depend on economic conditions in Brazil.

In addition, on August 26, 2009, through our Brazilian subsidiary Placas do Paraná S.A., we acquired 100% of the share capital of Tafisa Brasil S.A., from SCS Beheer, B.V. and Tafiber–Tableros de Fibras Ibéricos, S.L., both subsidiaries of the Portuguese conglomerate Sonae Indústria, SGPS, S.A. Tafisa’s main asset is a production facility located in the city of Pien in the State of Paraná, Brazil. With a total installed annual production capacity of 640,000 cubic meters, the facility operates three production lines: two producing medium-density fiberboard and one producing particleboard. The facility also has other value-added lines to produce products for the construction and furniture industries.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. The Brazilian government frequently intervenes in the Brazilian economy and, occasionally, makes drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, wage and price controls, currency devaluations, capital controls and limits on imports. The business, financial condition and results of operations of our recently acquired Brazilian subsidiaries may be adversely affected by such matters, changes in policy or regulation involving tariffs and exchange controls, as well as by factors such as:

•	currency fluctuations;

•	inflation;

•	social instability;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

As a result, Brazilian political and economic conditions have a direct impact on our business.

Inflation and efforts by the Brazilian government to combat inflation may contribute significantly to economic uncertainty in Brazil and could harm the business of our Brazilian subsidiaries.

Brazil has, in the past, experienced extremely high rates of inflation. More recently, Brazil’s rates of inflation were 5.7% in 2005, 3.1% in 2006, 4.5% in 2007, and 5.9% in 2008, as measured by the Brazilian consumer price index (Índice de Preços ao Consumidor-Amplo). In the past, inflation, governmental measures to combat inflation and public speculation about possible future actions have had significant negative effects on the Brazilian economy. Future measures taken by the Brazilian government, including interest rate increases, intervention in the foreign exchange market and actions to adjust or fix the value of the Brazilian real may trigger increases in inflation, and consequently, have adverse economic impacts on the business, financial condition and results of operations of our Brazilian subsidiaries.

Fluctuations in the value of Brazil’s currency against the value of the U.S. dollar may result in uncertainty in the Brazilian economy and the Brazilian securities market, which may adversely affect the financial condition and results of operations of our Brazilian subsidiaries.

The Brazilian real has historically suffered frequent devaluations. In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods, depreciation of the real is generally correlated with the difference between the inflation rate in Brazil and the inflation rate in the United States, depreciation over shorter periods has resulted in significant fluctuations in the exchange rate between the Brazilian real and the U.S. dollar and other currencies.

For example, the Brazilian real depreciated by 32.2% against the U.S. dollar in 2008, and appreciated by 17.54% during the first eight months of 2009. The exchange rate between the Brazilian real and the U.S. dollar may continue to fluctuate and may rise or decline substantially from current levels.

Devaluation of the Brazilian real and currency instability adversely affects our results of operation and financial condition in terms of U.S. dollars and may adversely affect the ability of our Brazilian subsidiaries to meet their foreign currency obligations in the future, which could result in a monetary loss.

Risks relating to Uruguay

Economic conditions in Uruguay may have a direct impact on our financial condition and results of operations.

In May 2009, our subsidiary Arauco Internacional S.A. and a subsidiary of Stora Enso Oyj agreed in a joint venture partnership to acquire (i) 130,000 hectares of land located in the central and western zones of Uruguay (which include 73,000 hectares of plantation forests and 13,000 hectares under agreements with third-party owners, of which 7,000 hectares have been planted) and (ii) industrial sites in Punta Pereira and M’Bopicuá, a river barge terminal, a woodchip mill and a forestry nursery. This joint acquisition represents a purchase of U.S.$343 million by us and Stora Enso, where each party will equally contribute U.S.$171.5 million. We currently expect to consummate this acquisition during the second half of 2009. If and when this acquisition is consummated, our financial condition and results of operations may consequently depend, to a certain extent, on economic conditions in Uruguay.

Risks Relating to Other Markets

Our business, earnings and prospects may be adversely affected by developments in other countries that are beyond our control.

Our business and results of operations depend, to a large extent, on the level of economic activity, government and foreign exchange policies and political and economic developments in our principal export markets. Approximately 93.8% of our total pulp sales in 2008 and 94.9% of our total pulp sales for the six months ended June 30, 2009 were attributable to exports principally to customers in Asia, the Americas and Western Europe. Approximately 64.5% of our total sales of forestry, wood and panel products in 2008 and 66.6% for the six months ended June 30, 2009 were attributable to exports principally to customers in Asia, the Americas and Western Europe.

Our business, earnings and prospects, as well as our financial condition, results of operations and the market price of our securities, may be materially and adversely affected by developments in these export markets relating to inflation, interest rates, currency fluctuations, protectionism, government subsidies, price and wage controls, exchange control regulations, taxation, expropriation, social instability or other political, economic or diplomatic developments. For example, certain target countries to which we export may impose buying restrictions in our industry, which may adversely affect our sales. We have no control over these conditions and developments which could adversely affect us and our business, financial condition and results of operations or the price or market of the exchange notes.

Developments in other emerging and developed markets may adversely affect the market price of the exchange notes and our ability to raise additional financing.

Our financial condition and the market price of the exchange notes may be adversely affected by declines in the international financial markets and world economic conditions. Chilean securities markets are, to varying degrees, influenced by general economic, political, social and market conditions in other emerging and developed market countries, especially those in the United States, China and Latin America. Although economic conditions are different in each country, investors’ reactions to developments in one country can affect the securities markets and the securities of issuers in other countries, including Chile. Negative developments in the international financial markets in the future could adversely affect the market price of the exchange notes and impair our ability to raise additional capital.

Risks Relating to the Exchange Offer and Notes

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to the section of the prospectus entitled “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

You must comply with the exchange offer procedures in order to receive freely tradable exchange notes.

Delivery of the exchange notes in exchange for the outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

Certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

A completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	Any other documents required by the letter of transmittal.

Therefore, holders of the outstanding notes who would like to tender the outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer––Procedures for Tendering.”

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The non-payment of funds by our subsidiaries could have a material and adverse effect on our business, financial condition, results of operations and ability to service our debt, including the exchange notes.

Our cash flow and our ability to service debt is dependent, in part, on the cash flow and earnings of our subsidiaries and the transfer of funds by those subsidiaries to us, in the form of loans, interest, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the terms of the exchange notes or to make any funds available for such purpose. Furthermore, claims of creditors of our subsidiaries, including trade creditors, will have priority over our creditors, including holders of our securities, with respect to the assets and cash flow of our subsidiaries. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the exchange notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors.

Changes in Chilean tax laws could lead to the redemption of the exchange notes.

Under current Chilean law and regulations, payments of interest made from Chile to holders of debt securities who are not residents or who are not domiciled or organized in Chile for purposes of Chilean taxation will generally be subject to Chilean withholding tax at a rate of 4%. Subject to certain exceptions, we will pay Additional Amounts as may be necessary to ensure that the net amounts received by the holder of the exchange notes (including Additional Amounts) after such Chilean withholding tax will equal the amounts that would have been received in respect of the exchange notes in the absence of such Chilean withholding tax. If as a result of certain changes in Chilean tax law we are or will become obligated to pay Additional Amounts in excess of the Additional Amounts that we would be obligated to pay if payments were subject to withholding or deduction of 4%, we will have the right to redeem the exchange notes in whole but not in part. See “Description of the Exchange Notes—Redemption for Taxation Reasons.”

The exchange notes are a new issue of securities for which there is currently no public market; you may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

We cannot assure you that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

We may incur additional indebtedness ranking equally to the exchange notes.

The indenture will permit us to issue additional debt that ranks on an equal and ratable basis with the exchange notes. If we incur any additional debt that ranks on an equal and ratable basis with the exchange notes, the holders of that debt will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed in connection with an insolvency, liquidation, reorganization, dissolution or other winding-up of us subject to satisfaction of certain debt limitations. This may have the effect of reducing the amount of proceeds paid to you.

The obligations under the exchange notes will be subordinated to certain statutory liabilities.

Under Chilean bankruptcy law, the obligations under the exchange notes are subordinated to certain statutory preferences. In the event of a liquidation, such statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes and court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the exchange notes.

Holders of exchange notes may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

We are organized under the laws of Chile and our principal place of business (domicilio social) is in Santiago de Chile, Chile. Most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for holders of the exchange notes to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Chilean counsel, there is doubt as to the enforceability against such persons in Chile, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. See “Enforceability of Civil Liabilities.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization or result in any increase in our indebtedness.

The net proceeds to us from the issuance of the outstanding notes were approximately U.S.$495 million. The net proceeds from the offering of the outstanding notes have been used (i) to repay the outstanding balance of our syndicated bank loan due August 2009 and our 7.2% notes due September 2009, (ii) in the acquisition of Tafisa Brasil S.A., and the remaining balance is pending to refinance a portion of our outstanding debt and for general corporate purposes.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2009. The “as adjusted” column gives effect to the issuance of the 7.25 Notes due 2019, as if they had been issued as of June 30, 2009. This table should be read in conjunction with the section titled “Recent Financial Information” and our U.S. GAAP unaudited interim consolidated financial statements for the six-months ended June 30, 2008 and 2009 and the notes to those financial statements contained elsewhere in this prospectus.

	As of June 30, 2009
	Actual	As Adjusted
	(in thousands of U.S.$)	(in thousands of U.S.$)
Short-term debt
Short-term debt	159,517	159,517
Current portion of long-term bank borrowings(1)	126,718	46,718
Current portion of bonds(2)	100,000	—

Total short-term debt	386,235	206,235

Long-term debt
Long-term bank borrowings	360,000	360,000
Long-term bonds	2,097,486	2,097,486
7.25% Notes due 2019	—	500,000

Total long-term debt	2,457,486	2,957,486

Stockholders’ equity
Capital issued	363,833	363,833
Retained earnings	3,622,582	3,622,582
Accumulated other comprehensive income (loss)	35,239	35,239
Total equity attributable to parent company shareholders	4,021,654	4,021,654

Total capitalization	6,865,375	7,185,375

(1)	Reflects the effect of repaying U.S.$80.0 million of our revolving credit loan with Citibank.

(2)	Reflects the effect of repaying U.S.$100.0 million of our notes due 2009.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial data in accordance with US GAAP as of the dates and for the five years ended December 31, 2008, giving retroactive effect to the application of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the year ended December 31,					As of or for the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)
	(in thousands of U.S.$, except ratios and per share data)
INCOME STATEMENT DATA
Net sales	2,075,052	2,373,907	2,850,012	3,576,719	3,693,970	1,964,725	1,392,935
Cost of sales exclusive of depreciation	(1,041,590)	(1,388,322)	(1,626,038)	(2,108,730)	(2,436,866)	(1,214,696)	(1,051,407)
Depreciation	(141,329)	(170,291)	(186,995)	(240,299)	(224,397)	(120,328)	(122,764)
Selling and administrative expenses	(124,784)	(180,355)	(229,220)	(279,868)	(297,295)	(146,988)	(136,240)
Impairment of fixed assets	—	—	—	—	(65,378)	(59,966)	—

Income from operations	767,349	634,939	807,759	947,822	670,034	422,747	82,524
Interest income	25,431	34,487	40,899	47,735	31,284	11,077	9,172
Other income gains (losses)	(4,990)	(2,225)	(344)	10,820	21,395	12,718	(7,599)
Foreign exchange gains (losses)	16,227	(6,249)	10,510	(1,942)	(93,982)	28,508	25,631
Interest expense	(78,109)	(109,886)	(82,460)	(136,595)	(118,066)	(59,222)	(58,162)
Income before taxes and equity from earnings of unconsolidated affiliates	725,908	551,066	776,364	867,840	510,665	415,828	51,566
Provision for income taxes	(139,899)	(113,328)	(161,958)	(178,924)	(111,998)	(86,598)	(13,883)
Equity from earnings of unconsolidated affiliates	6,473	6,682	7,926	9,520	6,718	2,826	5,934

Net income	592,482	444,420	622,332	698,436	405,385	332,056	43,617

Net income attributable to noncontrolling interest	(321)	(72)	100	(1,079)	(7,680)	(19,056)	(1,465)

Net income attributable to Arauco	592,161	448,348	622,432	697,357	397,705	313,000	42,152

Dividends paid	175,387	207,724	194,691	284,343	300,663	(205,753)	(97,873)

BALANCE SHEET DATA(1)
Forests	1,412,488	1,549,903	2,016,637	2,241,737	2,188,739	—	2,233,244
Property, plant and equipment, net	2,524,428	3,087,900	3,447,037	3,562,250	3,519,961	—	3,577,176
Total assets	5,273,866	6,114,019	7,068,952	7,700,376	7,600,871	—	7,856,864
Total long-term liabilities	1,919,979	2,434,810	2,501,850	2,838,585	2,743,603	—	2,942,862
Total equity	2,794,114	3,103,018	3,546,237	3,980,744	4,067,860	—	4,153,883

CASH FLOW DATA
Cash flow from operating activities	720,069	691,165	866,847	964,914	705,287	324,079	267,776
Cash flow arising from financing activities	(127,636)	115,661	71,871	(217,053)	(362,772)	(108,773)	73,903
Cash flow arising from investment activities	(595,225)	(805,351)	(942,496)	(732,534)	(361,357)	(226,738)	(327,890)

OTHER FINANCIAL DATA
Capital expenditures(2)	757,320	618,337	1,090,450	462,837	451,863	211,014	177,583
Depreciation	141,329	170,291	186,995	240,299	224,397	(120,328)	(122,764)
Number of shares	113,152,446	113,152,446	113,152,446	113,152,446	113,152,446	113,152,446	113,152,446
Net income per share attributable to Arauco(3)	5.23	3.93	5.50	6.16	3.51	2.77	0.37
Dividends paid	175,387	207,724	194,691	284,343	300,663	205,753	97,873
Dividends per share attributable to Arauco(3)	1.55	1.84	1.72	2.51	2.66	1.82	0.86

(1)	In 2006, we adopted the SEC Staff Accounting Bulletin No. 108 with respect to quantifying misstatements in financial statements. See Note 1(u) to our audited consolidated U.S. GAAP financial statements incorporated by reference in this prospectus.

(2)	Accrued for the period. Capital expenditures do not include acquisitions of other companies. See Note 13 to our audited consolidated U.S. GAAP financial statements incorporated by reference in this prospectus.

(3)	Net income attributable to Celulosa Arauco y Constitución S.A. was considered for purposes of calculating this item.

The following table presents our summary consolidated financial data as of June 30, 2009 and for the six-months then ended and has been derived from our unaudited interim consolidated financial statements contained elsewhere in this prospectus that have been prepared in accordance with U.S. GAAP.

Our unaudited data for the six-months ended June 30, 2009 and 2008 includes all normal and recurring adjustments which in the opinion of management are necessary for the fair presentation of such information. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2009 or for any other period.

	As of or for the six months ended June 30,
	2008	2009
U.S. GAAP	(in thousands of U.S.$ except ratios, shares and per share data)
	(unaudited)
Income Statement Data
Sales revenue	1,964,725	1,392,935
Cost of sales exclusive of depreciation	(1,214,696)	(1,051,407)
Depreciation	(120,328)	(122,764)
Selling and administrative expenses	(146,988)	(136,240)
Impairment of fixed assets	(59,966)	—

Income from operations	422,747	82,524
Interest income	11,077	9,172
Other income gains (losses)	12,718	(7,599)
Foreign exchange gains (losses)	28,508	25,631
Interest expenses	(59,222)	(58,162)
Income before taxes and equity in earnings of unconsolidated affiliates	415,828	51,566

Provision for income taxes	(86,598)	(13,883)
Equity in earnings of unconsolidated affiliates	2,826	5,934

Net income	332,056	43,617

Net income attributable to noncontrolling interest	(19,056)	(1,465)

Net income attributable to Arauco	313,000	42,152

Dividends paid	(205,753)	(97,873)

	As of the year ended December 31,	As of the six months ended June 30,
	2008	2009
	(in thousands of U.S.$)
Balance Sheet Data
Forests	2,188,739	2,233,244
Property, plant and equipment, net	3,519,961	3,577,176
Total assets	7,600,871	7,856,864
Total long-term liabilities	2,743,603	2,942,862
Total equity	4,067,860	4,153,883

	As of or for the six months ended June 30,
	2008	2009
	(in thousands of U.S.$ except ratios, shares and per share data)
	(unaudited)
Other Financial Data
Capital expenditures	211,014	177,583
Depreciation	120,328	122,764
Number of shares	113,152,446	113,152,446
Net income per share(1)	2.77	0.37
Dividends per share(1)	1.82	0.86

Cash Flow Data
Total operating cash flow	324,079	267,776
Total cash flow arising from financing activities	(108,773)	73,903
Total cash flow arising from investment activities	(226,738)	(327,890)

(1)	Net income attributable to Celulosa Arauco y Constitución S.A. was considered for the purposes of calculating this item.

RECENT FINANCIAL INFORMATION

Results of Operations

The following discussion is based on our unaudited interim consolidated financial statements, including the notes thereto, as of June 30, 2009 and 2008 and for the six months ended included elsewhere herein. The unaudited interim consolidated financial statements included herein are prepared in U.S. dollars and in accordance with U.S. GAAP.

The following table provides a breakdown of our sales revenue and volumes, cost of sales and selling and administrative expenses as of and for the six months ended June 30, 2008 and 2009. This unaudited information has been prepared in accordance with U.S. GAAP.

	Six months ended June 30,
	2008			2009
	Sales	%	Volume	Sales	%	Volume
	(in millions of U.S.$, except where indicated)
Net Sales
Pulp
Bleached pulp(1)	870.7	44.3%	1,194.1	648.8	46.6%	1,392.3
Unbleached pulp(1)	98.5	5.0%	167.8	70.8	5.1%	169.4

Total	969.2	49.3%	1,361.9	719.6	51.7%	1,561.7

Plywood and Fiberboard Panels
Plywood and fiberboard panels	483.9	24.6%	1,209.8	364.0	26.1%	1,142.5

Wood Products
Sawn timber(2)	270.7	13.8%	1,370.0	125.7	9.0%	882.2
Remanufactured wood products(2)	104.2	5.3%	172.3	87.0	6.2%	134.2

Total	374.9	19.1%	1,542.3	212.7	15.3%	1,016.4

Forestry Products
Sawlogs (net)(2)	25.5	1.3%	919,298	6.2	0.4%	535,555
Pulplogs(2)	16.6	0.8%	245,057	16.9	1.2%	157,923
Posts(2)	0.6	0.0%	4,103	2.6	0.2%	10,709
Chips(2)	3.6	0.2%	27,146	11.7	0.8%	102,913
Other(2)	1.7	0.1%	915	4.9	0.3%	9,818

Total	47.9	2.4%	1,196,519	42.2	3.0%	816,918

Other
Energy	69.6	3.5%	—	45.1	3.2%	—
Other	19.2	1.0%	—	9.2	0.7%	—

Total	88.9	4.5%	—	54.4	3.9%	—

Total net sales	1,964.7	100%	—	1,392.9	100%	—

Cost of sales exclusive of depreciation
Forestry labor costs	192.7	15.9%	—	157.8	15.0%	—
Timber	300.4	24.7%	—	245.2	23.3%	—
Port costs	13.1	1.1%	—	10.4	1.0%	—
Freight and other transportation costs	215.0	17.7%	—	160.6	15.3%	—
Other costs of sales	493.6	40.6%		477.4	45.4%	—

Total cost of sales exclusive of depreciation	1,214.7	100%	—	1,051.4	100%	—

Gross profit/margin	750.0	38.2%	—	341.5	24.5%	—

Depreciation	120.3	—	—	122.8	—	—

Selling and administrative expenses Wages and salaries	46.9	31.9%	—	49.6	36.4%	—
Other administration and selling expenses	100.1	68.1%	—	86.7	63.6%	—

Total selling and administrative expenses	147.0	100%	—	136.2	100%	—

Impairment of fixed assets	60			—

Total operating costs and expenses	1,542.0	—	—	1,310.4	—	—

Income from operations	422.7	—	—	82.5	—	—

Operating margin	—	21.5%		—	5.9%	—

Interest income	11.1	—	—	9.2	—	—
Other income gains (losses)	12.7	—	—	(7.6)	—	—
Foreign exchange gains	28.5	—	—	25.6	—	—
Interest expense	(59.2)	—	—	(58.2)	—	—

Provision for income taxes	(86.6)	—	—	(13.9)	—	—
Equity in earnings of unconsolidated affiliates	2.8	—	—	5.9	—	—

Net income	332.1	—	—	43.6	—	—

Net income attributable to noncontrolling interests	(19.1)	—	—	(1.5)	—	—

Net income attributable to Arauco	313.0	—	—	42.1	—	—

(1)	Volumes measured in thousands of metric tons.

(2)	Volumes measured in thousands of cubic meters.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net Sales

Net sales decreased 29.1% from U.S.$1,964.7 million for the six months ended June 30, 2008 to U.S.$1,392.9 million for the six months ended June 30, 2009, principally as a result of:

•	a 25.8% decrease in sales of pulp

•	a 43.3% decrease in sales of sawn timber and remanufactured wood products; and

•	a 24.8% decrease in sales of plywood and fiberboard panels.

Pulp sales

Net sales of bleached and unbleached pulp decreased 25.8% from U.S.$969.2 million for the six months ended June 30, 2008 to U.S.$719.6 million for the six months ended June 30, 2009, reflecting a 35.3% decrease in average prices, partially offset by a 14.7% increase in sales volume. Sales of bleached pulp decreased 25.3% due to a 36.1% decrease in average prices, partially offset by a 16.6% increase in sales volume. Sales of unbleached pulp decreased 28.1% due to a 36.1% decrease in average prices, partially offset by a 1.0% increase in sales volume. The decrease in net sales was primarily driven by lower prices reflecting a decrease in the consumption volume of pulp due to a significant fall in global paper production, and the increases in sales volume were primarily the result of (i) increased production at our Valdivia Mill, which gradually increased production over a four-month period starting in March 2008, reaching full capacity in June 2008 and (ii) a 20% production increase in our Nueva Aldea Mill, which reached approximately an annual capacity of 1,030,000 metric tons in March 2009.

Plywood and fiberboard panels sales

Net sales of plywood and fiberboard panels decreased 24.8% from U.S.$483.9 million for the six months ended June 30, 2008 to U.S.$364.0 million for the six months ended June 30, 2009. This decrease in net sales was primarily due to a 20.3% decrease in average prices, reflecting the need to reduce prices in order to remain competitive in the current economic downturn. Plywood prices and prices for medium-density fiberboard, particleboard and hardboard deteriorated during the six months ended June 30, 2009 due to the devaluation of several currencies in the world and a decrease in global demand for these products. While prices of moldings remained relatively stable, sales volume declined sharply as a result of lower activity in the United States, and Canadian construction markets.

Wood products sales

Net sales of sawn timber and remanufactured wood products decreased 43.3% from U.S.$374.9 million for the six months ended June 30, 2008 to U.S.$212.7 million for the six months ended June 30, 2009 mainly due to a 34.1% decrease in sales volume and a 13.9% decrease in average prices. Sawn timber sales revenue decreased 53.5% from U.S.$270.7 million for the six months ended June 30, 2008 to U.S.$125.7 million for the six months ended June 30, 2009 due to a 27.9% decrease in average prices and a 35.6% decrease in sales volume due to significantly lower demand in forestry products. Sales of remanufactured wood products decreased 16.5% from U.S.$104.2 million to U.S.$87.0 million reflecting a 22.1% decrease in sales volume primarily attributable to the continued weakening of the construction sector in the United States, which was partially offset by a 7.1% increase in average prices.

Forestry sales

Net sales of forestry products decreased 11.8% from U.S.$47.9 million for the six months ended June 30, 2008 to U.S.$42.2 million for the six months ended June 30, 2009 due to a 32.5% decrease in sales volume, partially offset by 18.1% increase in average prices. This decrease in net sales was mainly the result of a 51.5% decrease in sales revenue from sawlogs due to a decrease in the local demand of sawmills.

Other

Net sales resulting from other sources, consisting principally of sales of energy and chemicals, decreased 38.8% from U.S.$88.9 million for the six months ended June 30, 2008 to U.S.$54.4 million for the six months ended June 30, 2009. This decrease was mainly due to a decrease in energy spot prices in the Chilean electric power grid during 2009, primarily driven by lower generation costs of diesel-based thermoelectric power plants.

Cost of Sales

Cost of sales excluding depreciation decreased 13.4% from U.S.$1,214.7 million for the six months ended June 30, 2008 to U.S.$1,051.4 million for the six months ended June 30, 2009, primarily due to an overall decrease in sales volume of our plywood and fiberboard panels, wood products and forestry products and secondarily due to the lower costs of fuels. The cost of our forestry operations decreased U.S.$18.1 million due to a 32.5% decrease in sales volume in our forestry products and a decrease in amounts paid to our third-party forestry operators, which payments are indexed to inflation, the price of oil and the Chilean peso/U.S.$ exchange rate. The costs of our sawmill operations also decreased U.S.$30.1 million mainly due to a 35.6% decrease in sales volume of our sawn timber and a 22.1% decrease in sales volume of our remanufactured wood products.

Gross Margin

Our gross margin decreased 54.5 % from U.S.$750.0 million for the first six months ended June 30, 2008 to U.S.$341.5 million for the first six months ended June 30 2009, primarily as a result of a 29.1% decrease in sales revenue, which was partially offset by a 13.4% decrease in cost of sales.

Depreciation

Depreciation increased by 2.0% from U.S.$120.3 million for 2008 to U.S.$122.8 for 2009.

Selling and Administrative Expenses

Selling and administrative expenses decreased 7.3% from U.S.$147.0 million for the six months ended June 30, 2008 to U.S.$136.2 million for the six months ended June 30, 2009, primarily as a result of a U.S.$15.1 million, or 20.0%, decrease in administration expenses and, to a lesser extent, as a result of a U.S. $1.4 million, or 87.4%, decrease in legal and notary fees. As a percentage of sales revenue, selling and administrative expenses increased from 7.5% for the six months ended June 30 2008 to 9.8% for the six months ended June 30, 2009.

Impairment of Fixed Assets

For the six months ended June 30, 2008 we recorded an impairment of fixed assets of U.S.$60.0 million relating to the temporary closure of the Arapoti sawmill and a lower estimated value of the Curitiba fiberboard panel plant, both located in Brazil. We decided to temporarily close the sawmill due to the decrease in demand of sawn timber products as a result of the economic crisis that has negatively affected these markets. For the six months ended June 30, 2009, we did not record any impairment of fixed assets.

Income from Operations

Income from operations decreased 80.5% from U.S.$422.7 million for the six months ended June 30, 2008 to U.S.$82.5 million for the six months ended June 30, 2009, primarily due to a 29.1% decrease in our net sales, driven by lower sales of pulp, sawn timber and panels, which was partially offset by a 13.4% decrease in cost of sales and a 7.3% decrease in selling and administrative expenses.

Operating Margin

Our operating margin decreased from 21.5% for the six months ended June 30, 2008 to 5.9% for the six months ended June 30, 2009 due to a general decrease in unit prices of pulp, wood products and panel products.

Non-operating Income (expense)

We recorded a total non-operating expense of U.S.$31.0 million for the six months ended June 30, 2008 compared to a non-operating expense of U.S.$6.9 million for the six months ended June 30, 2009, primarily due to a decrease in U.S.$20.3 million, or 159.7%, in other income gains (losses) and a decrease of U.S.$2.9 million, or 10.1%, in foreign exchange gains.

Interest Income

Interest income decreased 17.2% from U.S.$11.1 million for the six months ended June 30, 2008 to U.S$9.2 million for the six months ended June 30, 2009, primarily due to lower average nominal interest rates, partially offset by a higher cash balance position for the six months ended June 30, 2009.

Other Income Gains (losses)

We recorded other losses of U.S.$7.6 million for the six months ended June 30, 2009 compared to other gains of U.S.$12.7 million recorded for the six months ended June 30, 2008 primarily due to a loss on the disposal of fixed assets and forest management expenses.

Foreign Exchange Gains (losses)

We recorded foreign exchange gains of U.S.$ 25.6 million for the six months ended June 30, 2009, a 10.1% decrease, compared to a gain of U.S.$28.5 million for the six months ended June 30, 2008.

Interest Expense

Interest expense remained stable, slightly decreasing by 1.8%, from U.S.$59.2 million for the six months ended June 30, 2008 to U.S.$58.2 million for the six months ended June 30, 2009.

Provision for Income Taxes

We had tax expenses of U.S.$ 13.9 million for the six months ended June 30, 2009, compared to tax expenses of U.S.$86.6 million for the six months ended June 30, 2008. This 84.0% decrease was principally attributable to a lower income before taxes as a result of our 87.6% decrease in income before taxes and equity from earnings of unconsolidated affiliates for the six months ended June 30, 2009, compared to the six months ended June 30, 2008.

Net Income Attributable to Arauco

Net income attributable to Arauco for the six months ended June 30, 2009 reached U.S.$42.2 million, a decrease of 86.5% compared to U.S.$313.0 million for the six months ended June 30, 2008. This decrease is mainly the result of a 80.5% decrease in operating income.

Liquidity and Capital Resources

Our primary sources of liquidity are funds from operations, domestic and international borrowings from commercial and investment banks and debt offerings in the domestic and international capital markets.

Our net cash flow provided by operating activities decreased 17.4% from U.S.$324.0 million for the six months ended June 30, 2008 to U.S.$267.7 million for the six months ended June 30, 2009. This decrease in net cash flow from operating activities was mainly due to lower income from our ongoing operations, partially compensated by a decrease in inventories and receivables.

For the six months ended June 30, 2009, our main investment activities consisted of property, plant and equipment investments and the acquisition of forests.

For the six months ended June 30, 2009, our net cash flows from financing activities were U.S.$73.9 million. During this period, our principal financing activities included:

•

the issuance of two series of bonds for approximately U.S.$142 million in the Chilean local market. The first series of bonds in an aggregate principal amount of 2,000,000 UF was issued at a yield of 4.54% with a maturity of 21 years and a grace period of ten years. The second series of bonds in an aggregate principal amount of 2,000,000 UF was issued at a yield of 3.35% with a maturity of five years and a grace period of two years; and

•	the repayment of U.S.$80.0 million of indebtedness in February 2009 relating to our U.S.$240 million revolving credit facility issued in August 2004.

At June 30, 2009, our short-term debt including the current portion of long-term notes and bonds were U.S.$386.2 million.

Our total long-term bank, export credit agency and multilateral lending agency debt (including the current portion of such debt) was U.S.$486.7 million at June 30, 2009, of which 99.0% was U.S. dollar denominated. At June 30, 2009, we also had total capital markets borrowings of U.S.$2,097.5 million, 83.0% of which was U.S. dollar denominated. At June 30, 2009, the weighted average maturity of our foreign currency-denominated debt was 15.7 years. At that date, the average margin payable on our U.S. dollar denominated floating rate debt was 0.29% above LIBOR and the average interest rate payable on our foreign currency-denominated fixed rate debt was 3.79%.

The instruments and agreements governing our bank loans and local bonds set limits on our incurrence of debt and liabilities through the use of financial covenants.

The principal financial covenants contained in our bank loan agreements are:

•	our debt to equity ratio must not exceed the ratio of 1.2:1;

•	our interest coverage ratio must not be less than 2:1; and

•	we are required to maintain a minimum consolidated net worth of U.S.$2.5 billion, as measured in accordance with IFRS.

The principal financial covenant contained in our local bond agreements are:

•	our debt to equity ratio must not exceed the ratio of 1.2:2;

We were in compliance with these covenants for both bank loans and local bonds agreements at June 30, 2009.

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Treasury Management

We manage the treasury activities of all of our Chilean subsidiaries on a centralized basis. Our subsidiaries borrow from or lend money to us in accordance with their daily cash requirements or surplus, maintaining their cash balance close to zero (our policy is not to allow our subsidiaries to invest in financial instruments) and other transactions. Decisions regarding short-term loans, short-term investments, currency transactions and other transactions are made by us for our company and our subsidiaries as a whole. Treasury activities are governed by our cash and deposits policy. The main principles of our cash and deposits policy are:

•	investments must be in fixed income instruments;

•	we do not invest in stocks;

•	investments must be in instruments from the Central Bank or from internationally recognized financial institutions; and

•	transactions must be carried out only with banks or bank subsidiaries.

Our Argentine and Brazilian subsidiaries manage their treasury activities independently from us. Their activities are governed by cash and deposit policies that are approved by their chief executive officers. These policies are based on the same principles as our cash and deposits policy.

Hedging

We periodically review our exposure to risks arising from fluctuations in foreign exchange rates and interest rates and make a determination at our senior management level, on a case-by-case basis, whether or not to hedge such risks. As a result, from time to time we enter into currency and interest rate swaps with respect to a portion of our borrowings. See Note 1(k) to our audited consolidated U.S. GAAP financial statements incorporated by reference herein.

We have two offsetting interest rate swap agreements outstanding, each in a notional amount of U.S.$130 million, with respect to the interest rate on our 7.75% Notes due 2011. These interest rate swaps settle semi-annually and terminate in 2011. The net effect of our interest rate swap agreements is that we pay fixed interest at a rate of 5.506% and receive fixed interest at a rate of 7.75%. See Note 8 to our audited consolidated U.S. GAAP financial statements incorporated by reference in this prospectus.

The Bío Bío Investment Fund entered into one interest rate swap agreement, in an initial notional amount of U.S.$240 million with amortizations during the life of the swap in the same amount and dates as the amortizations of the credit agreement the Bío Bío Investment Fund entered into on October 6, 2006, with interest rate settling quarterly and with a final maturity in October 2013. The net effect of this interest rate swap agreement is that the Bío Bío Investment Fund pays fixed interest rate at a rate of 5.256% and receives a floating rate at three months LIBOR. In January 2007, the Bío Bío Investment Fund transferred all of its assets and financial debt to Forestal Río Grande S.A.

We entered into the following three cross-currency swap agreements to hedge the amount of UF 3,000,000 from the total amount of UF 4,000,000 in local bonds issued in March 2009:

•

A cross-currency swap agreement with Banco de Chile for UF 1,000,000. Under that agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and pay semi-annual interest based on the notional amount of U.S.$35,700,986, which is equivalent to UF 1,000,000 at a rate of 4.99%, the exchange currency rate at the date of the agreement. This swap matures in March 2014.

•

A cross-currency swap agreement with JPMorgan for UF 1,000,000. Under that agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and pay semi-annual interest based on the notional amount of U.S.$35,281,193, which is equivalent to UF 1,000,000 at a rate of 4.94%, the exchange currency rate at the date of the agreement. This swap agreement matures in March 2014.

•	A cross-currency swap agreement with Barclays Bank for UF 1,000,000. Under that agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and pay semi-annual interest based on the notional amount of U.S.$38,378,440 which is equivalent to UF 1,000,000 at a rate of 5.86%, the exchange currency rate at the date of the agreement. This swap agreement matures in October 2014.

These cross-currency swap agreements allow us to address uncertainties regarding exchange rates. Through these agreements, we receive cash flows in UF, which allow us to comply with the terms of the bonds and pay fixed amounts in U.S. dollars, the currency in which a significant amount of our assets are denominated.

We have also analyzed our exposure to risks associated with fluctuations in prices of commodities, including pulp, but have, thus far, not entered into any material hedging transactions with respect to such risks.

Research and Development

We spent U.S.$ 0.6 million for the six months ended June 30, 2008 and U.S.$ 1.7 million for the six months ended June 30, 2009 on research and development activities. We conduct our principal research and development programs through our wholly-owned subsidiary Investigaciones Forestales Bioforest S.A., which conducts applied research in genetic improvement, site productivity, pest and disease control and wood quality, with the goal of increasing the productivity of our forest resources.

We are continuously researching and attempting to develop different strains of long-fiber pine trees to improve their quality and to shorten the average harvest cycle. Additionally, we maintain close relations with international research institutes, equipment suppliers and the scientific and engineering community involved in our industry.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates and currency exchange rates. From time to time we assess our exposure and monitor opportunities to manage these risks, including entering into derivative contracts. In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk and are not represented in the information below. The following discussion about our risk management activities includes forward-looking statements that involve risk and uncertainties. Actual results could differ materially from those projected in such forward-looking statements.

Interest Rate Risk

We are subject to interest rate risk principally with respect to our indebtedness that bears interest at variable rates. At June 30, 2009, we had outstanding indebtedness of approximately U.S.$2,483.7 million (excluding accrued interest), of which approximately 83.0% bore interest at fixed rates and approximately 17.0% bore interest at floating rates. These average rates do not reflect the effect of swap agreements. 86.7% of the indebtedness was denominated in U.S. dollars as of that date. The interest rate on our variable rate debt is determined principally by reference to LIBOR.

The following table summarizes our total debt obligations as of June 30, 2009. The table presents the aggregate principal amount of each category of indebtedness maturing in each year, at the weighted average interest rate for each category of indebtedness. Average interest rates for liabilities are calculated based on the prevailing interest rate for each loan at June 30, 2009. As of June 30, 2009, substantially all of our total debt obligations were denominated in U.S. dollars.

	As of June 30, 2009
	Expected contractual maturity date
	Average Interest Rate(1)	Within 1 year	More than 1 and not more than 2 years	More than 2 and not more than 3 years	More than 3 and not more than 4 years	More than 4 and not more than 5 years	Thereafter	Total Long Term Debt (incl. 2005 maturities)	Fair Value(2)
		(in millions of U.S.$, except percentages)
Total Debt:

Fixed rate
(U.S.$ denominated)	6.56%	261.5	279.2	395.6	—	309.3	770.2	2,015.9	1,987.4
(UF denominated)	3.79%	—	—	—		75.7	303.9	379.6	385.1

Variable rate
(U.S.$-denominated)	1.50%	124.6	34.2	82.3	82.3	65.1	96.0	484.6	479.4
(R$-denominated)	6.79%	4.8	—	—	—	—	—	4.8	4.8

(1)	Average interest rate means the weighted average prevailing interest rate at June 30, 2009.

(2)	These figures were calculated based on the discounted value of future cash flows expected to be received or paid, considering current discount rates that reflect the different risks involved.

Foreign Currency Risk

Our principal exchange rate risk involves changes in the value of the Chilean peso, the Brazilian real and, to a lesser extent, the Argentine peso relative the relative to the U.S. dollar. We generally believe that our foreign currency risk is not material to our net income. As of June 30, 2009, substantially all of our consolidated revenues were denominated in or indexed to U.S. dollars. We estimate that a majority of our consolidated costs and expenses are also denominated in U.S. dollars. As of June 30, 2009:

•	a significant portion of our accounts receivable was denominated in U.S. dollars;

•	substantially all of our indebtedness was denominated in U.S. dollars; and

•	a significant portion of our consolidated assets was denominated in US dollars.

Substantially all of our foreign currency-denominated revenues, costs and expenses, receivables and indebtedness are denominated in U.S. dollars.

Capital Expenditures

To utilize our increasing volume of forest production, we have continually added to, expanded and modernized our processing facilities. For the second half of 2009, we have planned capital expenditures of approximately U.S.$467.0 million, which principally include U.S.$171.5 million in the acquisition with Stora Enso of the main Uruguayan subsidiaries of the Spanish pulp producer Grupo Empresarial ENCE; U.S.$165 million in the acquisition of Tafisa Brasil S.A.; U.S$40.5 million in acquisitions of new plantations; and U.S.$55.8 million in projects related to our existing mills.

Our principal capital expenditures during the first six months ended June 30, 2009 were U.S.$177.6 million, consisting primarily of U.S.$87.2 million in internal projects within our existing plants and U.S.$87.1 million in the acquisition of new plantations and forests.

The capital expenditures described above represent amounts accrued for purposes of our financial statements and do not necessarily represent the cash cost of capital expenditures during such period.

Non cash capital expenditures totaled U.S.$0.6 million and U.S.$0.9 million for the six months ended June 30, 2008 and 2009, respectively.

We believe that cash flow generated by operations, cash balances, borrowings from commercial banks and debt offerings in the domestic and international capital markets, will be sufficient to meet our working capital, debt service and capital expenditure requirements for the foreseeable future.

Critical Accounting Policies

A summary of our significant accounting policies is included in Note 1 to our audited consolidated financial statements, which are incorporated by reference in this prospectus. We believe that the consistent application of these policies enables us to provide readers of our audited consolidated financial statements with more useful and reliable information about our operating results and financial condition. The following policies are the accounting policies that we believe are the most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments.

Property, Plant and Equipment

The key judgments management must make under the property, plant and equipment policy include the estimation of the useful lives of our various asset types, the election to utilize primarily the straight-line method for recording depreciation, judgment regarding appropriate capitalization or expensing of costs related to fixed assets and the determination that no impairment exists.

Property, plant and equipment costs are stated on our balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation expense and the resulting carrying amount of net property, plant and equipment can vary significantly, depending on the method elected.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events in circumstances indicate that the carrying amount of an asset may not be recoverable, property, plant and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires us to estimate future cash flows generated by each asset or group of assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. We use our operational budgets to estimate future cash flows. Budgets are inherently uncertain estimates of future performance due to the fact that all inputs, including net sales, costs, maintenance expenses and capital expenditures, are subject to frequent change for many different reasons, including the reasons previously described above “Recent Financial Information.” For any instance where this evaluation process indicates that estimated future cash flows generated by the assets will be not sufficient to recover the carrying amounts, the appropriate asset’s carrying values are written down to net realizable value and the amount of the write-down is charged against the results of operation. The impairment charge is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. If we overestimated market prices or our future cash flows by 10%, the reported value of our property, plant and equipment would not be materially affected as of December 31, 2008. As further described in Note 14 to our U.S. GAAP audited consolidated financial statements incorporated by reference in this prospective, this analysis resulted in an impairment charge of U.S.$65.4 million in 2008.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Our evaluation of whether an expenditure related to property, plant and equipment substantially improves and/or increases the useful life of an asset and should be capitalized as an addition to the asset’s cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as our financial position.

Depletion

Depletion, or the costs attributed to timber harvested, is determined according to each identifiable farm block that is in the harvesting stage, based on the relationship between unamortized timber costs and the estimated volume of recoverable timber multiplied by the amount of timber cut. Our estimated volume of forest recoverable is based on statistical information and data obtained from physical measurements and other information gathering techniques. This information gathered and data used requires, to a certain extent, estimates and judgments in determining the amount of forest recoverable. We review our depletion rate estimates on a recurring basis. Our statistical data indicates that, during 2008, our depletion rates were overstated by less than 5.87%. If our estimated volume of timber harvested at December 31, 2008 were overestimated by 10%, our reported cost of sales for the year ended December 31, 2008 would not be materially affected.

Inventories

Inventories of raw materials, work-in-process and spare parts are stated at the lower of cost or market, using primarily the average cost method. Finished goods are stated at the lower of average production costs for the period, or market. Inventory costs include materials, labor, transportation, depreciation of fixed assets and production overhead, as appropriate. The determination of the net realizable value of each component of inventory is based on the current invoice price. Work-in-process inventories require an estimation of the future cost per unit to complete manufacturing from each stage of processing, using historical manufacturing costs. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods.

At December 31, 2008, our inventory reserves amounted to U.S.$0.6 million, which represented 0.1% of our total inventory. Additionally for the year ended December 31, 2008, our inventory write-downs represented 0.02% of our cost of sales. If our inventory reserves and write-downs were underestimated by 10%, our reported cost of sales for the year ended December 31, 2008 would not be materially affected.

Goodwill is the excess of acquisition cost of a business over the fair value of identifiable net assets acquired. Goodwill is deemed to have an indefinite life and is not amortized. We test these assets for impairment by applying a fair-value based test on an annual basis; we also test these assets when we determine that indicators of impairment exist. We must exercise judgment in assessing goodwill for impairment. Generally, we review the recorded value of our goodwill annually, but we will review it sooner if changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability of the carrying value of the asset is determined by comparing it to net book value, including goodwill and the estimated future net cash flows of the relevant assets.

Deferred income tax

We use the asset and liability method of accounting for income taxes. Under this method, the provision for income taxes includes amounts currently payable and amounts deferred as tax assets and liabilities, based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and is measured using the current tax rates, which we assume will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance, which is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In making the determination of the valuation allowance, we consider both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results.

We consider both positive and negative evidence and make certain assumptions, including projections of taxable income.

Allowance for doubtful accounts

We provide an allowance for doubtful accounts based on a review of the specific receivable. A 100% provision is applied for those customers for whom collectability is in doubt. Management must make certain judgments and estimates in determining accounts that are considered to be in doubt. At December 31, 2008, our allowance for doubtful accounts amounted to U.S.$15.3 million, which represented 2.8% of our total trade accounts receivable. Additionally for the year ended December 31, 2008, our receivables write-downs represented 0.1% of our total operating costs and expenses. If our allowance for trade accounts receivable and write-downs were underestimated by 10%, our reported total operating costs and expenses for the year ended December 31, 2008 would not be materially affected.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in accordance with US GAAP for each year in the five years ended December 31, 2008 and for the six month ended June 30, 2008 and 2009. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest during the period). Fixed charges consist of interest expense, capitalized interest and amortization of bond discount and issue costs.

	Year ended December 31,					Six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
U.S. GAAP	5.8	3.8	4.9	5.0	3.5	5.4	1.2

THE EXCHANGE OFFER

General

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to U.S.$500 million aggregate principal amount of our 7.25% Notes due 2019, which we refer to in this prospectus as the “outstanding notes,” for a like aggregate principal amount of our 7.25% Notes due 2019, which we refer to in this prospectus as the “exchange notes,” properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, U.S.$500 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about September     , 2009, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to conditions set forth under “—Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable, but in no event later than 240 days after the closing date and keep the exchange offer registration statement effective for not less than 20 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe obligations in the registration rights agreement. The outstanding notes were issued on July 27, 2009.

If we are unable to meet our obligations under the registration rights agreement described above, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the closing date.

If we fail to comply with our obligations under the registration rights agreement described above, we will be required to pay additional interest to holders of the outstanding notes.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including the following:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

•

the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in the distribution of the exchange notes; and

•

if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not properly withdrawn prior to the expiration date. We will issue U.S.$2,000 principal amount of exchange notes in exchange for each U.S.$2,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of U.S.$1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, U.S.$500 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Expiration Date; Extensions; Amendments

The exchange offer will expire at midnight, New York City time on                     , 2009, unless in our sole discretion we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “––Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution”; and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes if, at the time, any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP system procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not properly withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use DTC’s ATOP system to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its ATOP system that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution”; and

•

the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any, applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP system prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under “––Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery: The Bank of New York Mellon 101 Barclay Street Floor 4E New York, NY 10286 Attention: William Potes	By Facsimile: (for Eligible Institutions only) 212-815-5603 Attention: William Potes	By Hand Delivery: The Bank of New York Mellon 101 Barclay Street Floor 4E New York, NY 10286 Attention: William Potes

Confirm by Telephone: 212-815-5537

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately U.S.$175,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange notes will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

On July 27, 2009, we completed a private placement of U.S.$500 million of outstanding notes. We issued the outstanding notes, and will issue the exchange notes, under an indenture dated July 27, 2009 between ourselves and The Bank of New York Mellon as trustee. The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

The following summary of the material provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the exchange notes, including the definitions of certain terms therein. We refer you to the complete text of the indenture which has been filed as an exhibit to the registration statement on Form F-4 of which this prospectus is a part. See “Where You Can Find More Information” for instructions on how to obtain copies of the indenture.

The terms and provisions of the exchange notes are substantially identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. The exchange notes and the outstanding notes will form a single series of notes for all purposes of the indenture. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture.

General

The exchange notes will be our unsecured and unsubordinated obligations. The exchange notes will, other than in the case of certain obligations granted preferential treatment pursuant to Chilean law, rank pari passu in right of payment with all of our other existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the exchange notes. The exchange notes will effectively rank junior to any and all of our secured indebtedness to the extent of the assets securing such indebtedness.

The indenture does not limit the amount of indebtedness or other obligations that may be incurred by us.

Assuming that all outstanding notes are exchanged for exchange notes, the aggregate principal amount of the exchange notes will be U.S.$500 million. The exchange notes will mature on July 29, 2019. The exchange notes will bear interest at the rate per annum set forth on the front cover page of this prospectus from July 27, 2009 or from the most recent interest payment date for which interest has been paid or provided. Interest on the exchange notes will be payable semiannually on January 29 and July 29 of each year, commencing on January 29, 2010, to the person in whose name an exchange note is registered at the close of business on the preceding January 15 and July 15, as the case may be. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the exchange notes to the paying agent for the exchange notes to collect principal payments. Except as described in “—Book-Entry; Delivery and Form” in this prospectus, we will pay principal and interest by wire transfers to the account specified by the trustee.

The exchange notes will be issued only in fully registered form, without coupons, with a minimum denomination of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the trustee will act as security registrar and paying agent for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the security registrar for the exchange notes.

Book-Entry; Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons, which we refer to in this prospectus as the “Global Exchange Note”. The Global Exchange Note initially will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or “DTC,” in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.”

In addition, transfer of beneficial interests in the Global Exchange Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. None of us or the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York State Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, or indirect participants that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of each Global Exchange Note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the Global Exchange Note and (ii) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Exchange Note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a Global Exchange Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Exchange Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Exchange Note will exchange not be entitled to have notes represented by such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Exchange Note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as the holder of such Global Exchange Note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. None of us or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

Payments with respect to the principal or premium, if any, and interest on any exchange notes represented by a Global Exchange Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Exchange Note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of us or the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Exchange Note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a Global Exchange Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange Agent and Registrar for the Notes

The trustee will initially act as exchange agent and registrar. We may change the exchange agent or registrar without prior notice to the holders of the outstanding notes or the exchange notes, and we or any of our Subsidiaries may act as exchange agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any exchange note selected for redemption. Also, we are not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. See “—Book-Entry; Delivery and Form” above for additional information.

Exchange of Global Exchange Notes for Certificated Exchange Notes

A Global Exchange Note is exchangeable for definitive exchange notes in registered certificated form, or “Certificated Notes,” if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) we, at our option, notify the trustee that we elect to cause the issuance of the Certificated Exchange Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture, unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Exchange Notes

Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes and written instructions directing the trustee to reflect the increase the amount of exchange notes represented by the Global Exchange Notes on its books.

Covenants

Limitation on Liens

We have agreed that we will not, and will not permit any of our Subsidiaries to, incur any Indebtedness, if that Indebtedness is secured by a Lien upon any Specified Property now owned or hereafter acquired, unless, together with the incurrence of such Indebtedness, the exchange notes shall be secured equally and ratably with (or prior to) such Indebtedness for so long as such Indebtedness is so secured.

This restriction does not apply to:

(i) any Lien on (A) any Specified Property acquired, constructed, developed, extended or improved by us or any Subsidiary (singly or together with other persons) after the date of the indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (B) any shares or other ownership interest in, or any Indebtedness of, any person which holds, owns or is entitled to such property, products, revenue or profits, in each of cases (A) and (B), to the extent such Lien is created, incurred or assumed contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(ii) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property and is otherwise permitted by clause (i) above);

(iii) any Lien on any property acquired from a corporation which is merged with or into us or a Subsidiary, or any Lien existing on property of a corporation which existed at the time such corporation becomes a Subsidiary and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by clause (i) above);

(iv) any Lien which secures Indebtedness owing to us or to one or more of our Subsidiaries;

(v) any Lien existing on the date of the indenture; and

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (v) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

We or any Subsidiary, however, may incur Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the indenture described below under “—Limitations on Sale and Lease-Back Transactions”; provided that the aggregate principal amount of such Indebtedness of us and our Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of us and our Subsidiaries shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is incurred by us or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

We have agreed that we will not, and will not permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either:

(i) We or that Subsidiary would be entitled pursuant to the provisions of the indenture described above under “—Limitation on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the exchange notes, or

(ii) We or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by our board of directors) of the Specified Property so leased, to the retirement, within 360 days after the effective date of the Sale and Lease-Back Transaction, of our Indebtedness ranking at least on a parity with the exchange notes and owing to a person other than us or any of our Affiliates or to the acquisition, construction or improvement of any real or personal property used by or for the benefit of us or any Subsidiary in the ordinary course of business. These restrictions will not apply to:

(1) transactions providing for a lease term, including any renewal, of not more than five years, and

(2) transactions between us and any Subsidiary or between Subsidiaries.

Consolidation, Merger, Sale or Conveyance

We have agreed that we may not consolidate with or merge into any other corporation or convey or transfer our respective properties and assets substantially as an entirety to any person, unless:

(i) the successor corporation (if other than us) shall be a corporation organized and existing under the laws of Chile, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding exchange notes and the performance of every covenant in the indenture to be performed or observed by us;

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed and substitute us as obligor on the exchange notes, with the same effect as if we had been named in the indenture as such obligor.

Certain Definitions

The following are some terms defined in the indenture:

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Value” means, as to any particular lease under which we or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by us in accordance with generally accepted financial practice).

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on our consolidated balance sheet, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities and those of our Subsidiaries appearing on such consolidated balance sheet (excluding the current portion of long-term debt).

“Indebtedness” means, with respect to any person (without duplication):

(i) any liability of such person:

(1) for borrowed money or under any reimbursement obligation under a letter of credit (other than letters of credit payable to suppliers in the ordinary course of business), financial bond, or similar instrument or agreement,

(2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business),

(3) for the payment of money relating to any obligations under any capital lease of real or personal property, or

(4) for purposes of the “—Limitation on Liens” and “—Limitations on Sale and Lease-Back Transactions” sections, payable under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; and

(ii) any liability of others described in the preceding clause (i) that the person has guaranteed or that is otherwise its legal liability.

For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other similar encumbrance (including any conditional sale or other title retention agreement not in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 360 days).

“Manufacturing Facility” means any of our or our Subsidiaries’ pulp mills, sawmills or wood processing facilities.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which we or any Subsidiary sells or transfers any Specified Property to any person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means any of our Subsidiaries which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date of the indenture, assuming we are the registrant referred to in such definition.

“Specified Property” means Manufacturing Facilities and Timberlands.

“Subsidiary” means any corporation or other business entity of which we own or control (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

“Timberlands” means, at any time, property owned by us or any Subsidiary, or as to which we have cutting rights, which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of commercial quantity and of merchantable quality; excluding from the term “Timberlands,” however, any property which at the time is held primarily for development (other than as timberlands) and/or sale, and not primarily for the production of any wood products.

Highly Leveraged Transactions; Change of Control

The indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction or a change of control.

Periodic Reports

The indenture provides that if we are not required to file with the SEC information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, then we will make available, upon request, to the trustee the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

An “Event of Default,” with respect to the exchange notes, is defined in the indenture as:

(i) our failure to pay any principal of the exchange notes, when due and payable, whether at maturity, upon redemption or otherwise;

(ii) our failure to pay interest (including any Additional Amounts) on the exchange notes when due and payable and the continuance of such default for more than 30 days;

(iii) our failure of any of our Subsidiaries to perform or observe any other term, covenant, warranty or obligation in the exchange notes, not otherwise expressly included as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after written notice of such default has been given (by internationally recognized overnight courier) to us by the trustee or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding;

(iv) our failure of any of our Subsidiaries to pay the principal of, or interest on, Indebtedness having a total principal amount exceeding U.S.$40 million (or its equivalent in any other currency or currencies) when due (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the originally applicable period of grace, if any, and such Indebtedness shall have been declared due and payable; or

(v) certain events of bankruptcy or insolvency with respect to us or a Significant Subsidiary.

The indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the exchange notes, either the trustee or the holders of not less than 25% of the total principal amount of the exchange notes then outstanding may declare the principal of all such outstanding notes and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred the principal of all such outstanding exchange notes and the interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of such exchange notes. The indenture provides that the exchange notes owned by us or any of our respective Affiliates shall be deemed not to be outstanding for, among other purposes, declaring the acceleration of the maturity of the exchange notes. Upon certain conditions, such declarations may be annulled and past defaults, other than nonpayment of principal, interest and compliance with certain covenants, may be waived by the holders of a majority of the total principal amount of the exchange notes then outstanding.

The trustee must give to the holders of the exchange notes notice of all uncured defaults known to it with respect to the exchange notes within 30 days after the trustee becomes aware of such a default; provided that, except in the case of default in the payment of principal, interest or Additional Amounts, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such exchange notes.

No holder of any exchange notes may institute any action under the indenture unless (a) such holder shall have given the trustee written notice of a continuing Event of Default with respect to the exchange notes, (b) the holders of not less than 25% of the total principal amount of the exchange notes then outstanding shall have made written request to the trustee to institute proceedings in respect of the Event of Default, (c) such holder or holders shall have offered the trustee such reasonable indemnity as the trustee may require, (d) the trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the trustee during such 60-day period by the holders of a majority of the total principal amount of the exchange notes. Such limitations, however, do not apply to any suit instituted by a holder of an exchange note for enforcement of payment of the principal or interest on the exchange notes on or after the respective due dates expressed in such debt security.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the exchange notes, unless such holders shall have offered to the trustee reasonable indemnity.

We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Payment of Additional Amounts

We are required to make all payments in respect of the exchange notes, free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatever nature (or interest on any of the foregoing), imposed, levied, collected, withheld or assessed by, within or on behalf of Chile or any political subdivision or governmental authority thereof or therein having power to tax (a “Taxing Authority”), unless such withholding or deduction is required by law. If we are required to make any withholding or deduction described in the preceding sentence with respect to any payment made in respect of the exchange notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts received by the holders of exchange notes (including Additional Amounts) after such withholding or deduction shall equal the amounts which would have been receivable in respect of the exchange notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of an exchange note:

(i) in the case of payments for which presentation of an exchange note is required, if such exchange note is presented for payment more than 30 days after the later of (a) the date on which such payment first became due and (b) if the full amount payable has not been received in the place of payment by the trustee on or prior to such due date, the date on which the full amount has been so received, notice to that effect shall have been given to the holder by the trustee, except to the extent that such holder would have been entitled to such Additional Amounts on presenting such exchange notes for payment on the last day of such period of 30 days;

(ii) for any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, duty, fine, assessment or other governmental charge;

(iii) if such exchange note is held by or on behalf of a holder or beneficial owner who is liable for taxes, duties, fines, penalties, assessments or other governmental charges in respect of such note by reason of having some present or former, direct or indirect, connection with a Taxing Authority (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in a Taxing Authority), other than the mere holding of such exchange note or the receipt of payments in respect thereof;

(iv) to the extent the Chilean tax giving rise to such Additional Amounts would not have been imposed (or would have been reduced) but for the failure of a holder or a beneficial owner of an exchange note to provide any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with Chile or to make other similar claim or exemption to the relevant Taxing Authority, if, after having been requested in writing by us to provide such applicable certification, documentation or information or to make such a claim, such holder or beneficial owner fails to do so within 30 days;

(v) for any taxes, duties, fines, penalties, assessments or other governmental charges which are payable other than by deduction or withholding from payments of principal of or interest on the note or by direct payment by us in respect of claims made against us;

(vi) any withholding or deduction imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(vii) any tax, assessment or other governmental charge which would have been avoided by a holder presenting the relevant exchange note (if presentation is required) or requesting that such payment be made to another paying agent in a member state of the European Union; or

(viii) any combination of the above.

In addition, no Additional Amounts shall be paid with respect to any payment to any holder of exchange notes who is a fiduciary or a partnership or other than the sole beneficial owner of such exchange notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such exchange notes directly.

References to principal, interest, premium or other amounts payable in respect of the exchange notes shall be deemed also to refer to any Additional Amounts which may be payable.

We, as applicable, will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will, upon written request, furnish to the holders, within 60 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by us, or, if such receipts are not obtainable, other evidence of such payments by us, as applicable, reasonably satisfactory to the holders.

We will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the exchange notes or any other document or instrument relating to the issuance thereof, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Chile.

Optional Redemption

The exchange notes will be redeemable, in whole or in part, at any time and from time to time, at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest on the principal amount of the exchange notes being redeemed to the date of redemption. Notwithstanding the foregoing, payments of interest on the exchange notes that are due and payable on or prior to a date fixed for redemption of exchange notes will be payable to the holders of those exchange notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the indenture. In connection with such optional redemption, the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the exchange notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the exchange notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and its successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided that, if that redemption date is not an interest payment date with respect to such exchange notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the exchange notes to be redeemed. On and after any redemption date, interest will cease to accrue on the exchange notes or any portion thereof called for redemption.

Upon presentation of any exchange note redeemed in part only, we will execute and the trustee will authenticate and deliver to us on the order of the holder thereof, at its expense, a new exchange note or exchange notes, of authorized denominations, in principal amount equal to the unredeemed portion of the exchange note so presented.

Reacquisition. There is no restriction on our ability or the ability of any of the Subsidiaries, or their respective Affiliates, to purchase or repurchase exchange notes.

Redemption for Taxation Reasons

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of a Taxing Authority, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the exchange notes or on or after the date a successor assumes the obligations under the exchange notes, we have or will become obligated to pay any Additional Amounts in excess of the Additional Amounts we would be obligated to pay if payments were subject to withholding or deduction at a rate of 4% (the “Minimum Withholding Level”), we may, at our option, redeem all, but not less than all, of the exchange notes, at a redemption price equal to 100% of the principal amount, together with interest accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to, or later than 90 days after, the earliest date on which we would, but for such redemption, be obligated to pay Additional Amounts above the Minimum Withholding Level, if payment in respect of the exchange notes were actually due on such date. Notwithstanding the foregoing, we shall not have the right to so redeem the exchange notes unless we determine, in our reasonable business judgment, that we cannot avoid the obligation to pay such Additional Amounts above the Minimum Withholding Level by the use of reasonable measures available to us; provided that for the avoidance of doubt changing our jurisdiction is not a reasonable measure for the purposes of this section.

In the event that we elect to so redeem the exchange notes, we will deliver to the trustee: (1) a certificate, signed in the name of Arauco by any two of our executive officers or by our attorney in fact in accordance with our bylaws, stating that we are entitled to redeem the exchange notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to our right to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably satisfactory to the trustee, to the effect that we have or will become obligated to pay Additional Amounts above the Minimum Withholding Level, as a result of the change or amendment, and that all governmental requirements necessary to effect the redemption have been complied with.

Modification of the Indenture

We and the trustee may, without the consent of the holders of exchange notes, amend, waive or supplement the indenture or the exchange notes for certain specified purposes, including among other things:

(i) curing ambiguities, defects or inconsistencies; or

(ii) making any other provisions with respect to matters or questions arising under the indenture or the exchange notes or making any other change therein as shall not adversely affect the interests of the holders of the exchange notes in any material respect.

In addition, with certain exceptions, the indenture and the exchange notes may be modified by us and the trustee only with the consent of the holders of a majority in aggregate principal amount of the outstanding exchange notes affected thereby, but no such modification may be made without the consent of the holder of each outstanding note adversely affected by the modification which would:

(i) change the maturity of any payment of principal or any premium of, or any installment of interest on, any such exchange note, or reduce the principal amount thereof or the rate of interest (or Additional

Amounts, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or Additional Amounts, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any such exchange note or interest thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due;

(ii) reduce the percentage in aggregate principal amount of the outstanding exchange notes, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

(iii) modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding exchange note affected by the modification.

The indenture provides that the exchange notes owned by us or any of our respective affiliates shall be deemed not to be outstanding for, among other purposes, consent to any such modification.

Defeasance and Covenant Defeasance

We may, at our option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from the obligations with respect to the exchange notes (a “Defeasance”). In general, upon a defeasance, we shall be deemed to have paid and discharged the entire indebtedness represented by the exchange notes and to have satisfied all of the obligations under the exchange notes and the indenture, except for:

(i) the rights of holders of such exchange notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of, and interest, and Additional Amounts, if any, on such exchange notes when such payments are due;

(ii) certain provisions relating to ownership, registration and transfer of such exchange notes;

(iii) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee; and

(iv) the provisions relating to this section, as well as provisions relating to our obligations to the Trustee regarding payment, reimbursement and indemnification.

In addition, we may, at our option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the exchange notes from the covenants of the indenture described above under the caption “—Covenants” (a “Covenant Defeasance”). Following such Covenant Defeasance, the occurrence of a breach or violation of any such covenant with respect to the exchange notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, nonpayment of other obligations or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a Defeasance or Covenant Defeasance with respect to the exchange notes, we will be required to satisfy, among other conditions, the following:

(i) we, as the case may be, shall have irrevocably deposited with the trustee in trust cash or U.S. Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, Additional Amounts, if any, and each installment of interest on, the exchange notes on the stated maturity of such principal or installment of interest in accordance with the terms of the exchange notes;

(ii) in the case of a Defeasance, we shall have delivered to the trustee an opinion of counsel stating that:

(x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(y) since the date of the indenture there has been a change in the applicable U.S. federal income tax statutes or regulations, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the exchange notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii) in the case of a Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the exchange notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the exchange notes, including with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and

(v) we shall have delivered to the trustee an opinion of counsel to the effect that payments of amounts deposited in trust with the trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of Chile or any political subdivision or governmental authority thereof or therein having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the trustee as described above.

The Trustee

The Bank of New York Mellon is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the exchange notes. The address of the trustee is 101 Barclay Street, Floor 4E, New York, New York 10286.

Governing Law

The indenture provides that it and the exchange notes will be governed by, and be construed in accordance with, the laws of the State of New York.

We have irrevocably consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States (the “New York Courts”), and any appellate court from any of these courts, and, to the fullest extent permitted by law, have waived any immunity from the jurisdiction of the New York Courts over any suit, action or proceeding that may be brought in connection with the indenture or the exchange notes. We have appointed CT Corporation System as initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the indenture, the exchange notes against us in any such court and have each agreed that such appointment shall be irrevocable so long as any of the exchange notes remain outstanding or until the irrevocable appointment by us of a successor in the City of New York as the authorized agent for such purpose and the acceptance of such appointment by such successor.

TAXATION

General

This summary contains a description of the principal Chilean tax considerations of the ownership and disposition of the exchange notes and certain United States federal income tax consequences of the exchange of outstanding notes for exchange notes pursuant to the exchange offer, but does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to acquire the exchange notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Chile and the United States.

This summary is based on the tax laws of Chile and the United States as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile and the United States available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

In deciding whether to tender outstanding notes in the exchange offer you should consult your own tax advisors as to the Chilean and United States or other tax consequences of the ownership and disposition of the notes, including in particular the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Chilean Taxation

The following is a general summary of the relevant consequences under Chilean tax law, as currently in effect, of an investment in the exchange notes held by a Foreign Holder (as defined below). It is based on the laws of Chile as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected, may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively. The term “Foreign Holder” means (i) an individual who is neither domiciled nor resident in Chile (for purposes of Chilean taxation, an individual is domiciled in Chile if he or she has his or her principal place of business in Chile, and resident in Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years) or (ii) a legal entity that is not organized under the laws of Chile, unless the exchange notes are assigned to a branch or an agent, representative or permanent establishment of such entity in Chile.

Under Chile’s income tax law, our payments of interest made from Chile in respect of the exchange notes to a Foreign Holder will generally be subject to a Chilean withholding tax assessed at a rate of 4.0%, or the Chilean Interest Withholding Tax.

Under existing Chilean law and regulations, a Foreign Holder will not be subject to any Chilean taxes in respect of payments of principal that we make with respect to our securities. Our payments with respect to our securities of amounts not considered principal or interest may be subject to a Chilean withholding tax of up to 35%.

As described above, we have agreed, subject to specific exceptions and limitations, to pay to the Foreign Holders of the exchange notes Additional Amounts in respect of the Chilean Interest Withholding mentioned above so that the interest the Foreign Holder receives, net of the Chilean Interest Withholding Tax, will equal the amounts that the Foreign Holder could have received in the absence of such Chilean Interest Withholding Tax. See “Description of the Exchange Notes—Payment of Additional Amounts.”

If we pay Additional Amounts in respect of the Chilean Interest Withholding Tax, any refunds of the additional amounts will be for our account. In the event of certain changes in Chilean tax laws requiring us to pay additional amounts in excess of the Additional Amounts that would be payable were payments of interest on our securities subject to the Chilean Interest Withholding Tax, we have the right to redeem our securities. See “Description of Exchange Notes—Redemption for Taxation Reasons.”

According to general principles of Chile’s Income Tax Law, any capital gains that a Foreign Holder realizes on the sale or other disposition of the exchange notes generally will not be subject to any Chilean income taxes; provided that the sale or disposition occurs outside of Chile.

A Foreign Holder will not be liable in Chile for estate, gift, inheritance or similar taxes with respect to the exchange notes unless the Foreign Holder’s notes are located in Chile at the time of his or her death or, if the Foreign Holder was domiciled in Chile at the date of his or her death, the notes were acquired with money from Chilean sources.

The initial issuance of the exchange notes is currently not subject to stamp tax, in consideration that according to Chilean Law 20,326, published on January 29, 2009, the stamp tax rate is 0% for the year 2009. An issuance of exchange notes would be subject to stamp tax at a rate of 0.6% at the aggregate principal amount of such exchange notes, from January 1, 2010 until June 30, 2010, both dates inclusive. From July 1, 2010 and thereafter, the stamp tax rate will be 1.2%. If the stamp tax is not paid when due, Chilean tax law imposes a penalty of up to three times the amount of the tax due plus interest. In addition, until such tax (and any penalty) is paid, Chilean courts will not enforce any action based on the exchange notes.

Certain United States Federal Income Tax Consequences of the Exchange of Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders of outstanding notes for United States federal income tax purposes. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

EXCHANGE RATES

Chile has two currency markets: the formal exchange market (Mercado Cambiario Formal) and the informal exchange market (Mercado Cambiario Informal). Under Law No. 18,840, the organic law of the Central Bank of Chile, or the Central Bank Act (Ley Orgánica Constitucional del Banco Central de Chile), the Central Bank of Chile has the authority to determine that certain purchases and sales of foreign currencies must be carried out in the formal exchange market. The formal exchange market is comprised of the banks and other entities authorized to purchase and sell foreign currencies by the Central Bank of Chile.

The observed exchange rate for a given date is the average exchange rate of the transactions conducted in the formal exchange market on the immediately preceding banking day, as certified by the Central Bank of Chile. The Central Bank of Chile is authorized to carry out its transactions at the rates that it sets. Generally, however, the Central Bank of Chile carries out its transactions at the spot rate. Authorized transactions by banks are generally carried out at the spot rate.

Purchases and sales of foreign currencies which may be effected outside the formal exchange market can be carried out in the informal exchange market at the “spot rate.” The informal exchange market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the formal exchange market, such as certain foreign exchange houses and travel agencies.

The following table sets forth, for the periods indicated, the annual low, high, average and year-end observed exchange rates for U.S. dollars as reported by the Central Bank of Chile. We make no representation that the Chilean peso or the U.S. dollar amounts referred to herein actually represent, could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at the rates indicated, at any particular rate or at all. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. On September 15, 2009, the observed exchange rate was Ch$551.88 to U.S.$1.00.

	Observed Exchange Rates of Ch$ per U.S.$1.00
Year	High(1)	Low(1)	Average(2)	Period-End
	Ch$ per U.S.$
2004	649.45	557.40	611.11	557.40
2005	592.75	509.70	558.06	512.50
2006	549.63	511.44	529.64	532.39
2007	548.67	493.14	521.06	496.89
2008	676.75	431.22	521.79	636.45
2009

January	643.87	610.09	623.01	617.10
February	623.87	583.32	606.00	599.04
March	614.85	572.39	592.93	583.26
April	601.04	575.12	583.18	580.10
May	573.55	558.95	565.72	560.58
June	568.71	529.07	551.71	531.76
July	551.70	531.33	540.85	541.30
August	558.71	538.22	547.18	553.35

Source: Central Bank of Chile

(1)	Exchange rates are the actual high and low, on a day-by-day basis, for each period.

(2)	For the years 2004 through 2008, the average exchange rate is the average of month-end exchange rates for the year. For the months ended January through August, 2009, the average exchange rate is the daily average rate for the period.

EXCHANGE CONTROLS IN CHILE

The Central Bank of Chile is, among other things, responsible for establishing monetary policy and exchange controls in Chile.

Until April 19, 2001, all international issuances of debt securities by Chilean companies required the prior approval of the Central Bank. Absent such authorization, issuers were not allowed to offer debt securities outside of Chile. The regulations imposed restrictions on the type of companies that were entitled to issue debt securities abroad and on the debt securities themselves, including certain limitations on the average term of the debt securities to be placed internationally.

The Compendium of Foreign Exchange Regulations (the “Compendium”) no longer requires the approval of or prior registration with the Central Bank of international debt offerings by Chilean issuers.

The proceeds received by an issuer from an international sale of notes may be brought by the issuer into Chile or held abroad.

In accordance with the regulations issued by the Central Bank, which are included in Chapter XIV of the Compendium, any international issue of bonds in an aggregate amount exceeding U.S.$1,000,000 must be registered and dated by the Central Bank or by a bank or other entity authorized by the Central Bank to participate in the Formal Exchange Market before the proceeds from the issuance can be remitted to Chile and received by the issuer or simultaneously with the remittance into Chile of such proceeds.

The issuer must submit forms regarding the offering to the registering entity or directly to the Central Bank, along with a letter of instructions indicating whether it prefers to receive the proceeds in Chilean pesos or in a foreign currency. If presented through a Formal Exchange Market entity, such entity must, in turn, verify that the forms submitted by the issuer are in accordance with the documentation relating to the issue and inform the Central Bank of the operation no later than 11:00 a.m. on the banking business day following the date on which the proceeds of the issue are transferred to the issuer.

If the issuer opts to receive the proceeds of the issue outside of Chile, it must report this to the Central Bank directly or through a Formal Exchange Market entity during the first ten calendar days of the month following the one in which the proceeds were received.

Chapter XIV of the Compendium also states that proceeds from the issue, as well as payment of capital and interest relating to the issue, must be received and sent from and through the Formal Exchange Market, but purchases of U.S. dollars in connection with payments on debt securities issued directly by us can be made either in the Formal or in the Informal Exchange Market. There can be no assurance, however, that we will be able to purchase U.S. dollars in the Informal Exchange Market or in the Formal Exchange Market at the time or in the amounts required to pay debt service related to any such debt securities. There can also be no assurance that further Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile would not restrict or prevent our purchase of U.S. dollars to make payments under our securities.

We will also be required to inform the Central Bank quarterly of the outstanding amounts due under the exchange notes and from time to time of any information that has been previously filed.

Foreign exchange regulations may be enacted by the Central Bank of Chile unilaterally. Although there are currently no foreign exchange regulations or restrictions other than those described in this prospectus, we cannot assure you that new restrictions will not be imposed in the future, and we cannot assess the duration or impact of such restrictions, if imposed. Even though the regulations of Chapter XIV of the Compendium do not make any reference to the one-year mandatory deposit in the Central Bank that was previously required by Chapter XIV, the Central Bank is authorized, under the Central Bank Act, to impose such a requirement.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and by Portaluppi, Guzmán y Bezanilla, Santiago, Chile.

EXPERTS

The financial statements incorporated in this prospectus by reference to Celulosa Arauco and Constitución S.A.’s Form 6-K, as filed with the SEC on September 15, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CELULOSA ARAUCO Y CONSTITUCIÓN S.A. AND SUBSIDIARIES

US GAAP CONSOLIDATED FINANCIAL STATEMENTS INDEX

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Consolidated Balance Sheet as of December 31, 2008 and June 30, 2009	F-2

Unaudited Interim Consolidated Statement of Income for the six months ended June 30, 2008 and 2009	F-4

Unaudited Interim Consolidated Statement of Cash Flows for the six months ended June 30, 2008 and 2009	F-5

Notes to the Interim Consolidated Financial Statements for the six months ended June 30, 2008 and 2009	F-6

F-i

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Unaudited condensed consolidated interim financial statements

June 30, 2009

ThU.S.$ - Thousands of United States dollars

Ch$        - Chilean pesos

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	June 30, 2009	December 31, 2008
	(Unaudited)
	(US$ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	32,454	18,665
Time deposits	97,822	72,195
Short-term investments	175,469	59,276
Trade receivables – net	524,541	534,942
Other receivables – net	211,514	165,380
Inventories (4)	560,125	591,378
Prepaid expenses and other current assets	221,939	230,357

Total current assets	1,823,864	1,672,193

LONG-TERM ASSETS:
Forest	2,233,244	2,188,739
Property, plant and equipment – net (5)	3,577,176	3,519,961
Investments in affiliates	107,018	108,067
Goodwill	29,587	25,177
Other long-term assets	85,975	86,734

Total long-term assets	6,033,000	5,928,678

Total assets	7,856,864	7,600,871

Notes to the financial statements are an integral part of these financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	June 30, 2009	December 31, 2008
	(Unaudited)
	(US$ in thousands)
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	159,517	26,984
Current portion of long-term notes	126,718	204,227
Current portion of bonds	100,000	100,000
Accounts payable	285,344	324,630
Accrued liabilities and other current liabilities	88,540	133,567

Total current liabilities	760,119	789,408

LONG-TERM LIABILITIES:
Long-term notes	360,000	381,943
Long-term bonds	2,097,486	1,909,688
Deferred income taxes	417,923	391,189
Other long-term liabilities	67,453	60,783

Total long-term liabilities	2,942,862	2,743,603

EQUITY:
Common stock (nominal par value, 113,152,446 shares authorized and issued)	—	—
Paid-in capital	363,833	363,833
Retained earnings	3,622,582	3,607,146
Accumulated other comprehensive income (loss)	35,239	(37,678)

Total stockholders’ equity	4,021,654	3,933,301

Noncontrolling Interests	132,229	134,559

Total equity	4,153,883	4,067,860

Total liabilities and equity	7,856,864	7,600,871

Notes to the financial statements are an integral part of these financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Six months ended June 30,
	2009	2008
	(US$ in thousands)
Net sales	1,392,935	1,964,725

Operating costs and expenses:
Cost of sales exclusive of depreciation	(1,051,407)	(1,214,696)
Depreciation (8)	(122,764)	(120,328)
Selling and administrative expenses	(136,240)	(146,988)
Impairment of fixed assets	—	(59,966)

Total operating costs and expenses	(1,310,411)	(1,541,978)

Income from operations	82,524	422,747

Non-operating income (expense):
Interest income	9,172	11,077
Other income gains (losses)	(7,599)	12,718
Foreign exchange gains	25,631	28,508
Interest expense	(58,162)	(59,222)

Total non-operating expense	(30,958)	(6,919)

Income before taxes and equity in earnings of unconsolidated affiliates	51,566	415,828
Provision for income taxes	(13,883)	(86,598)
Equity in earnings of unconsolidated affiliates	5,934	2,826

Net income	43,617	332,056
Net income attributable to noncontrolling interests	(1,465)	(19,056)

Net income attributable to Arauco	42,152	313,000
Other comprehensive income
Net income	43,617	332,056
Foreign currency translation adjustment	78,566	46,079
Unrealized net losses on cash flow hedging derivates	(3,829)	—
Unrealized net gains on available for sale securities	1,128	—

Comprehensive income	119,482	378,135

Notes to the financial statements are an integral part of these financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2009	2008
	(US$ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	43,617	332,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	122,764	120,328
Impairment of fixed assets	—	59,966
Earnings of unconsolidated affiliates	(5,934)	(2,826)
Dividends received from related companies	11,944	1,111
Deferred income taxes	22,806	31,342
Allowance for doubtful accounts	5,473	5,888
(Gain) loss on sale of fixed assets	4,344	363
Decrease (increase) in receivables	9,416	(119,789)
Decrease (increase) in inventories	36,268	(87,528)
Decrease (increase) in other assets	(5,966)	16,440
Increase in accounts payable	34,572	(8,089)
Increase in other liabilities	(11,578)	(25,183)

Net cash provided by operating activities	267,776	324,079
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment and forest	(176,976)	(211,957)
Proceeds from sales of property, plant and equipment	1,037	4,366
Investment in related companies	(10,131)	(4,353)
Investments and proceeds in trading securities	(141,820)	(14,794)

Net cash used in investing activities	(327,890)	(226,738)
CASH FLOWS FROM FINANCING ACTIVITIES
Bonds issued	142,127	—
Bank borrowings and notes	536,078	459,809
Debt issue costs	(319)	(3,310)
Payment of notes	(506,110)	(359,519)
Dividends paid	(97,873)	(205,753)

Net cash provided by (used in) financing activities	73,903	(108,773)
Net increase (decrease) in cash and cash equivalents	13,789	(11,432)
Cash and cash equivalents at beginning of period	18,665	37,507

Cash and cash equivalents at end of period	32,454	26,075

Notes to the financial statements are an integral part of these financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

NOTE 1 - INTERIM FINANCIAL STATEMENTS

The interim financial information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The financial statements in our 2008 annual report on Form 20-F include a summary of significant accounting policies of the Company and should be read in conjunction with these interim financial statements.

NOTE 2 - IMPACT OF RECENTLY EFFECTIVE ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which amends the consolidation guidance that applies to variable interest entities under FIN 46(R). SFAS No. 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This statement is effective for financial statements issued in fiscal years (and interim periods) beginning after November 15, 2009. The Company is currently evaluating the impact of this statement on their financial position and results of operation.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—An Amendment of FASB Statement No. 140,” which amends the derecognition guidance in SFAS No. 140. This statement eliminates the concept of qualifying special-purpose entities, changes the requirements for derecognizing financial assets and requires additional disclosures. This statement is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year beginning after November 15, 2009. The Company is currently evaluating the impact of this statement on their financial position and results of operation.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This statement is effective prospectively for interim and annual periods ending after June 15, 2009. The Company included the requirements of this statement in the preparation of the accompanying financial statements, and has evaluated subsequent events through September 11, 2009, the date that the accompanying consolidated financial statements were issued.

In April 2009, the FASB issued FSP FAS 157-4, in accordance with SFAS No. 157, “Fair Value Measurements,” which provides guidance on estimating the fair value of an asset or liability (financial or nonfinancial) when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions are not orderly. The application of the requirements of this FSP did not have a material effect on the accompanying consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, which expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107 to interim reporting periods. The disclosures required by this FSP were to be provided in financial statements for the first reporting period ending after June 15, 2009. The Company adopted FSP SFAS No. 107-1 and FSP APB 28-1 for the period ending June 30, 2009.

In April 2009, the FASB issued Staff Position (FSP) FAS 115-2 and FAS 124-2, which provides a new other-than-temporary impairment model for debt securities. This FSP was effective for financial statements

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

issued in fiscal years (and interim periods) ending after June 15, 2009. The application of the requirements of this FSP did not have a material effect on the accompanying consolidated financial statements.

In December 2008, the Financial Accounting Standards Board (FASB) issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” and requires an employer to separately disclose the fair value of each major category of plan assets of a defined benefit pension or postretirement plan. In addition, employers are required to disclose information enabling users to understand investment policies and strategies, assess the inputs and valuation techniques used to develop fair value measurements, and to disclose any significant concentrations of risks within plan assets. This FSP is effective for fiscal years ending after December 15, 2009, earlier application is permitted. The Company does not expect the adoption of this FSP to have an effect on its consolidated financial statements.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” to expand financial statement disclosures required. This FSP is effective for the first reporting period ending after December 15, 2008. The application of this FSP did not have a material impact on the Company’s financial position or results of operations.

In November 2008, the FASB issued EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations,” which provides clarification on the measurement of the initial carrying value of an equity investment, impairment assessment of underlying indefinite-lived intangible assets of an equity method investment, accounting for an equity method investee’s issuance of shares, and how to account for a change in investment from the equity method to the cost method. The guidance in this EITF is effective for fiscal years beginning on or after December 15, 2008, and is to be applied prospectively. The application of this EITF did not have a material impact on the Company’s financial position or results of operations.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP would amend FASB Statement No. 157, “Fair Value Measurements,” to clarify its application in an inactive market by providing an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The application of this FSP did not have a material impact on the Company’s financial position or results of operations.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees; An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” to expand financial statement disclosures required for credit derivatives within the scope of Statement No. 133 and guarantees within the scope of Interpretation 45, as well as clarifying the effective date of FASB Statement No. 161. The FSP is effective for reporting periods ending after November 15, 2008. The application of this FSP did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The application of this statement did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This FSP applies to convertible debt instruments that may be settled in cash, or other assets, upon conversion and are not addressed by APB Opinion No. 14 “Accounting for Convertible Debt Instruments and Debt Issued with Stock Purchase Warrants.” If the embedded conversion option is required to be separately accounted for as a derivative, then such convertible debt instruments should be accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and this FSP does not apply. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The application of this FSP did not have a material impact on the Company’s financial position, results of operations or liquidity.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The application of this FSP did not have a material impact on the Company’s financial position, results of operations or liquidity.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” This Statement amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The application of this statement did not have a material impact on the Company’s financial position or results of operations.

In February 2008, the FASB issued FSP No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP No. 157-1 amends FASB Statement No. 157 to exclude FASB Statement No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification and measurement under Statement No. 13. This FSP was effective upon the initial adoption of SFAS 157. FSP No. FAS 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of this FSP. The adoption of FSP Nos. 157-1 and FAS 157-2 did not have a material impact on the Company’s financial position or results of operations.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

In January 2008, the FASB issued Statement 133 Implementation Issue No. E23, “Hedging—General: Issues Involving the Application of the Shortcut Method under Paragraph 68.” Issue E23 amends paragraph 68 of SFAS 133 with respect to the conditions that must be met in order to apply the shortcut method for assessing hedge effectiveness. The implementation guidance in this Issue is effective for hedging relationships designated on or after January 1, 2008. The adoption of Issue E23 did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 141R, Business Combinations (Statement 141R) and FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements – an amendment to ARB No. 51 (Statement 160). Statements 141R and 160 require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with non-controlling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all non-controlling interests, including any that arose before the effective date. The Company has retrospectively applied the provisions of this statement in the preparation of the accompanying consolidated financial statements.

The effects of the retrospective application of this statement were as follows:

•	Noncontrolling interests of US$134.6 million as of December 31, 2008 are included in Total equity in the accompanying consolidated balance sheet.

•

Net income attributable to noncontrolling interests of US$(19.1) million for the six months period ended June 30, 2008, is presented separately in the accompanying consolidated statement of operations.

NOTE 3 - EQUITY

	Six Months ended June 30,
	2009 ThU.S.$			2008 ThU.S.$
In thousand	Total Stockholders’ equity	Non- controlling interest	Total Equity	Total Stockholders’ equity	Non- controlling interest	Total Equity
Balance, January 1	3,933,301	134,559	4,067,860	3,840,349	140,395	3,980,744
Common stock dividends	(24,015)	—	(24,015)	(140,582)	—	(140,582)
Dividends paid to non-controlling interests by subsidiary	—	(9,444)	(9,444)	—	(8,684)	(8,684)
Comprehensive income:
Net income	42,152	1,465	43,617	313,000	19,056	332,056
Foreign currency translation adjustment	72,917	5,649	78,566	42,518	3,561	46,079
Unrealized net losses on cash flow hedging derivates	(3,829)	—	(3,829)	—	—	—
Unrealized net gains on available for sale securities	1,128	—	1,128	—	—	—
Total comprehensive income	112,368	7,114	119,482	355,518	22,617	378,135

Balance, June 30	4,021,654	132,229	4,153,883	4,055,285	154,328	4,209,613

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

NOTE 4 - INVENTORIES

The principal components were as follows:

	June 30, 2009	December 31, 2008
	ThU.S.$	ThU.S.$
Finished goods	365,269	369,432
Work in progress	29,578	42,789
Sawlogs, pulpwood and chips	54,576	40,726
Raw materials	67,230	96,710
Other parts and materials	43,472	41,721

Total inventories	560,125	591,378

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT - NET

	Useful lives	June 30, 2009	December 31, 2008
		ThU.S.$	ThU.S.$
Land and improvements	—	722,462	675,981
Buildings and improvements	39 years	1,956,320	1,935,421
Machinery and equipment	16 years	2,885,440	2,846,765
Construction in progress	—	352,770	285,426
Other	11 years	312,728	300,020

		6,229,720	6,043,613
Accumulated depreciation		(2,652,544)	(2,523,652)

Total property, plant and equipment – net		3,577,176	3,519,961

NOTE 6 - DEBT

On March 18, 2009, the Company issued two series of bonds for approximately US$145 in the Chilean (local) market. The first bond, of 2,000,000 UF (UF is a daily indexed, peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate, at June 30, 2009, 1 UF equals US$ 39.37 dollars), was issued at 4.54% with a maturity of 21 years and a grace period of 10 years. The second bond, of 2,000,000 UF, was issued at 3.35%, with a maturity of 5 years.

On March 18, 2009, the Company entered into a cross-currency swap agreement with Banco de Chile for UF 1,000,000. Under that agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and pay semi-annual interest based on the notional amount of US$35,700,986, which is equivalent to UF 1,000,000 at a rate of 4.99%, the exchange currency rate at the date of the agreement. This swap matures in March 2014.

On March 18, 2009, the Company entered into a cross-currency swap agreement with JPMorgan for UF 1,000,000. Under that agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and pay semi-annual interest based on the notional amount of US$35,281,193, which is equivalent to UF 1,000,000 at a rate of 4.94%, the exchange currency rate at the date of the agreement. This swap agreement matures in March 2014.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

A) SFAS 157, “Fair Value Measurements”

As of June 30, 2009, the Company held certain items that are required to be measured at fair value on a recurring basis. These included:

(i)	Mutual fund units

(ii)	Time deposits

(iii)	Securities purchased under resale agreements

(iv)	Swap Contracts

The following table provides information by level for assets and liabilities that are measured at fair value, as defined by SFAS 157, on a recurring basis:

	Fair value at June 30, 2009	Fair value measurements Using inputs considered as
Description		Level I	Level II	Level III
			(Th U.S.$)
Assets
Mutual fund units	175,469	175,469	—	—
Time deposits	97,822	—	97,822	—
Securities purchased under resale Agreements	10,995	—	10,995	—
Swap Contracts	9,724	—	9,724	—

Level I assets consist of mutual fund units that are traded in an active market with sufficient volume and frequency of transactions.

Level II assets consist of time deposits and securities purchased under resale agreements with quoted market prices that are traded in less active markets or priced using a quoted market price for similar instruments. This level also includes assets resulting from swap derivative contracts priced using inputs that are observable in the market or can be derived principally from or corroborated with observable market data.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

B) SFAS 107, Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are summarized below:

	At June 30, 2009		At December 31, 2008
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(ThU.S.$)		(ThU.S.$)
Assets
Cash	32,454	32,454	18,665	18,665
Time deposits	97,822	97,822	72,195	72,195
Short-term investments	175,469	175,469	59,276	59,276
Trade receivables	524,541	524,541	534,942	534,942
Other receivables	211,514	211,514	165,380	165,380
Liabilities
Short-term debt	159,517	159,517	26,984	26,984
Accounts payable	285,344	285,344	324,630	324,630
Long-term debt	486,718	486,718	586,170	586,170
Bonds	2,197,486	2,214,713	2,009,688	1,987,691
Derivative instrument
Interest rate swap	9,724	9,724	7,707	7,707
Forwards contracts	—	—	5,762	5,762

NOTE 8 - SEGMENT INFORMATION

The Company operates principally in four identifiable product segments, which comprise the production and sales of goods for (i) pulp products, (ii) forestry products (iii) wood products and (iv) plywood and fiber boards panels. Pulp products include bleached and unbleached wood pulp products that result from the processing of pulp logs and chips. Forestry products include sawlogs and pulpwood. Wood products include flitches, sawn timber (lumber) and remanufactured wood products produced at the saw mills. Plywood and fiberboards panels are consumer products manufactured at production facilities. Other services and products include mainly forestry services performed by the Company and electricity generation, which began production in late 1996.

Total revenues by segment include sales to unaffiliated customers, as reported in Arauco’s condensed consolidated statement of income, and inter-segment sales, which are accounted for at invoice price. Corporate expenses are allocated only to the pulp segment.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

	Six Months ended June 30, 2009
				(ThUS$)
			Wood	Plywood and fiberboards		Eliminations of intercompany sales and corporate
	Pulp	Forestry	products	panels	Others	assets	Consolidated
Sales to unaffiliated customers	719,596	42,246	212,708	364,006	54,379	—	1,392,935
Inter-segment sales	4,074	347,837	80,054	174,596	91,793	(698,354)	—

Total sales revenue	723,670	390,083	292,762	538,602	146,172	(698,354)	1,392,935

Operating income	27,886	20,079	(2,169)	36,953	(225)	—	82,524

Identifiable assets as of June 30, 2009	3,658,552	2,835,336	391,618	443,703	50,349	477,306	7,856,864

	Six Months ended June 30, 2008
				(ThUS$)
			Wood	Plywood and fiberboards		Eliminations of intercompany sales and corporate
	Pulp	Forestry	products	panels	Others	assets	Consolidated
Sales to unaffiliated customers	969,188	47,925	374,855	483,854	88,903	—	1,964,725
Inter-segment sales	3,312	422,114	110,598	177,427	146,533	(859,984)	—

Total sales revenue	972,500	470,039	485,453	661,281	235,436	(859,984)	1,964,725

Operating income	333,641	1,372	1,767	77,045	8,922	—	422,747

Identifiable assets as of June 30, 2008	3,540,911	3,122,655	443,949	465,628	53,390	370,187	7,996,720

Arauco’s sales revenue and long-lived assets detailed by country were as follows:

	Six Months ended June 30, 2009
	(ThUS$)
Country	Sales Revenue (*)	Property, plant and equipment
Chile	1,090,744	4,508,653
Argentina	204,797	756,544
Brazil	97,394	545,223

Total	1,392,935	5,810,420

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

	Six Months ended June 30, 2008
	(ThUS$)
Country	Sales Revenue (*)	Property, plant and equipment
Chile	1,565,102	4,477,578
Argentina	253,301	740,733
Brazil	146,322	659,254

Total	1,964,725	5,877,565

(*)	Sales revenues are attributed to countries based on the location of the sales office where the sale was recorded.

Depreciation expense for Arauco’s segments was summarized as follows:

	Six Months ended June 30,
Industry	2009	2008
	(ThUS$)
Pulp	89,549	84,461
Forestry	4,051	2,594
Wood products	9,156	10,804
Plywood and fiberboards panels	16,935	19,683
Other	3,073	2,786

Total depreciation	122,764	120,328

Capital expenditures for Arauco’s segments are summarized as follows:

	Six Months ended June 30,
Industry	2009	2008
	(ThUS$)
Pulp	61,437	83,437
Forestry	87,181	93,133
Wood products	13,946	10,414
Plywood and fiberboards panels	11,934	22,731
Other	3,085	1,299

Total capital expenditures	177,583	211,014

Non cash capital expenditure activity was $ 0.6 million and $ (0.9) million for the periods ended June 30, 2009, and 2008, respectively.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

Arauco’s export sales detailed by major geographic area were as follows:

	Six Months ended June 30,
	2009	2008
	(ThUS$)
North America	216,822	313,041
Central and South America	117,845	163,191
Asia	558,120	630,526
Europe	140,319	316,737
Other	27,641	58,024

Total export sales	1,060,747	1,481,519

Export sales as a percentage of total sales revenue	76.15%	75.41%

NOTE 9 - CONTINGENCIES AND COMMITMENTS

In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints. It is not possible to predict with certainty whether the Company and its subsidiaries will ultimately be successful in any of the legal matters, and if not, what the impact may be. However, Arauco’s management does not expect that the results in any of these legal proceedings described below will have a material adverse effect on Arauco’s results of operations, financial position or cash flows.

Trials or other legal proceedings

A)	The Company is involved in the following proceedings and legal actions regarding the operation of the Valdivia Plant:

1)	Through Exempt Resolution No. 0250 dated April 1, 2004, the Environmental Regional Commission (“COREMA”) opened an investigation in connection with some alleged violations of environmental regulations pursuant to Resolution of Environmental Description No. 279-1998 by the Valdivia Project.

The Company answered the charges before the Commission. Nevertheless, through Resolution No.387 dated May 24, 2004, the Commission resolved, among other things, to (a) fine the Company 900 Monthly Tax Units (“UTM,” a Monthly Tax Unit that is a Chilean inflation-indexed, peso-denominated monetary unit which is set monthly in advance based on the previous month’s inflation rate) (U.S.$ 62 thousand at June 30, 2009) for failure to comply with the terms and conditions set forth in Sections 2, 11, 12 and 13 of the Resolution of Environmental Description; (b) accept the measures proposed by the Company to mitigate the odor problem, establishing a schedule for the execution of such measures and (c) point out that the industrial waste fluids discharge system of the emergency system must comply with the Evaluating System of Environmental Impact (Law 19,300). The aforementioned Resolution No. 387 was judicially appealed in the Civil Court of Puerto Montt on June 4, 2004, in connection with part of the fine mentioned in clause (a) above, and the Company paid 10% of the total claimed. The case is currently in progress.

2)	Through Resolution No. 860 dated December 21, 2004, COREMA began sanction proceedings against the Company due to the discharge of refrigeration water at the Valdivia Plant, the disposal of solid waste, the accumulation of spills and the spilling of non-authorized effluents.

On January 11, 2005, Arauco filed its response, and through Resolution No. 182 dated March 15, 2005, COREMA resolved to sanction the Company with 800 UTM (U.S.$ 55 thousand as of June 30, 2009), Arauco appealed that sanction on March 31, 2005 and paid 10% of the total claimed. The case is currently in progress.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

3)	Through resolution dated April 22, 2005, the Regional Ministerial Secretary of Health (the “Health SEREMI”) fined Arauco 1,000 UTM (U.S.$ 69 thousand as of June 30, 2009), due to a fatal accident involving an employee in January 2005. The Company appealed the fine in the Second Civil Court of Valdivia, through case No. 785-2005, which is currently in progress.

4)	Through Resolution No. 17 dated January 18, 2005, COREMA began sanction proceedings against the Company due to an alleged increase in the capacity of the plant, an increase of additional discharge waters into the Cruces River, a lack of compliance with the quality and emission guidelines for fluid waste, a lack of compliance with the required measurement of TRS gas and a lack of compliance with other measurement parameters. The Company filed its appeal last January 31, 2005.

Through Resolution No. 197 dated March 18, 2005, COREMA fined Arauco 1,400 UTM (U.S.$ 97 thousand as of June 30, 2009). Arauco appealed that sanction and paid the required percentage of the total claimed. The case is currently in progress, through case No. 777-05.

5)	Through Resolutions 3300 and 3301 dated December 20, 2004, the Superintendent of Sanitary Services began sanction proceedings against the Company due to the Company exceeding the guidelines of the Resolution on Environmental Description, approved by the Study of Environmental Impact regarding the total emission of phosphate and temperature.

Through Resolution 290 dated January 26, 2005, the Superintendent of Sanitary Services fined Arauco 200 Annual Tax Units (“UTA”, an Annual Tax Unit that is a Chilean inflation-indexed, peso-denominated monetary unit which is set monthly in advance based on the previous month’s inflation rate) (U.S.$ 166 thousand at June 30, 2009). This Resolution was judicially appealed on February 8, 2005 in the appropriate Civil Court of Santiago which rejected the appeal. The company then appealed to the Santiago Appeals Court.

On July 15, 2009, the Santiago Appeals Court rejected the appeal. On August 9, 2009, the Company filed with the Supreme Court appeals in form and substance against that ruling, finding both resources in full process.

6)	Several complaints have been filed with the Warranty Court of Valdivia, due to alleged violations in connection with the operations of the Valdivia Plant. All the complaints are being addressed through a single investigation. The complaints charge alleged violations set forth in Article 291 of the Penal Code, Article 136 of the Fishing Law and Article 38 of the National Monuments Law. The investigation is currently in progress in the appropriate District Attorney’s office. In the opinion of the management, based on the reports of its legal counsel, the evidence in the investigation does not credit responsibility to the Company for these events.

7)	On April 27, 2005, the State of Chile Defense Committee filed an indemnity demand against the Company in the First Civil Court of Valdivia (Rol 746-2005). The Company filed its response that it is not responsible for the environmental damages and therefore the indemnification payments, as well as the claimed repairs, are inadmissible. The lawsuit is pending resolution.

8)	Through Resolution 1755 dated June 24, 2005, the Superintendent of Sanitary Services began a sanction proceeding against the Company for exceeding emissions standards regarding temperature, suspended solid waste, arsenic, total phosphorus, hexavalente chrome, molybdenum and nickel. On July 11, 2005, the Company filed its response to the Superintendent. Nevertheless, on December 26, 2005, the Superintendent resolved to sanction the Company with a fine of 400 UTA (U.S.$ 332 thousand at June 30, 2009). The Company appealed to the 26th Civil Court of Santiago. The claim was denied according to a notification dated September 6, 2007. In virtue of that, the Company filed an appeal.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

On July 15, 2009, the Santiago Appeals Court rejected the appeal. On August 9, 2009, the Company filed with the Supreme Court appeals in form and substance against that ruling, finding both resources in full process.

9)	On January 25, 2006, the Health SEREMI commenced a sanitary proceeding with regard to a fatal accident in January 2006 involving an employee of a contractor working in the Valdivia project, but no charges have been presented against Arauco.

10)	As a result of a complaint regarding odors perceived by some citizens of the city of Valdivia on May 19, 2007, the Sanitary Authority initiated a sanitary investigation against the Valdivia Plant. Arauco presented their responses dated May 28, 2007 and the matter is pending final resolution.

B)	Arauco is subject to the following legal actions and proceedings affecting its Arauco Plant:

1)	On August 23, 2004, Arauco’s Department of Health Services began a sanitation investigation based on the nuisance caused by a turpentine spill at the Arauco Plant. Through a Resolution dated November 8, 2004, Arauco’s Department of Health Services resolved to fine the Company 1,000 UTM (U.S.$ 69 thousand at June 30, 2009).

This Resolution was judicially appealed on November 17, 2004 before the Court of Lebu, and is currently pending resolution.

Parents and brothers of the worker, Mr. Julio Gonzalo Cartes Barrientos, who was electrocuted while trying to repair a luminary, filed on August 3, 2004 a civil suit for compensation for damages in tort against José Reinaldo Vargas, as contractor, and against the Company as a company principal.

The Company claimed prescription and careless exposure of the worker, who disregarded the instructions of his superiors in not to assemble scaffolding to repair the luminary. The sentence of first instance was favorable to the Company, accepting the alleged prescription. The sentence was quashed by trade, returning the case to the state of first instance on the stage before the conciliation hearing, that it is done.

C)	Arauco is subject to the following legal actions and proceedings affecting its Nueva Aldea Forestry Industrial Complex:

1)	According to the Inspection Records dated June 11, 2007, the Sanitary Authority requested that a Company representative present the files referring to an alleged event of odors occurring on the same date. The proceeding is currently ongoing.

2)	As of December 20, 2007, the Company has been notified of nine similar complaints. Eight complaints are directed against Echeverría Izquierdo Montajes Industriales S.A., as employer and against Celulosa Arauco and Constitución S.A., as the responsible subsidiary, and also directly against Arauco. The other complaint is directed against Mr. Leonel Enrique Espinoza Canales as employer and against Celulosa Arauco and Constitución S.A., as responsible subsidiary, and directly against Arauco.

The complaints requests that all the plaintiffs (72 plaintiffs in total) be indemnified for the damages that they allegedly suffered as a result of the event which took place in December of 2005 This event related to an accident suffered by three workers of the contractor Echeverría Izquierdo Montajes Industriales S.A. who were working in the construction of Nueva Aldea Plant and suffered radiation because of the manipulation of a source from an equipment of the subcontractor mentioned.

Notified of said complaints, the Company opposed on the basis of lack of jurisdiction, and answered the principal complaints, claiming that they are invalid for failure to state a claim. Also, the Company answered to the secondary complaints requesting the Court to be rejected for lack of merit. The matter is currently proceeding.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

3)	On January 29, 2008, the Company received notice of another complaint by a former employee, Fernando Vargas Llanos, requesting indemnification for damages for alleged damages suffered in virtue of the event that took place in December 2005, referred in item C.1 above. The complaint is directed against his former employer Inspección Técnica y Control de Calidad Limitada (ITC), the construction company Echeverría Izquierdo Montajes Industriales S.A. and Celulosa Arauco y Constitución S.A.

The complaint requests that Mr. Vargas be indemnified for the damages that he allegedly suffered as a result of the events that took place on December 2005, referenced in item C.2 above.

Notified of said complaint, the Company opposed on the basis of lack of jurisdiction, and answered the complaint claiming that they are invalid for failure to state a claim.

On July 20, 2009, the Court ordered the desertion of the procedure, since the plaintiff has ceased in its procedural activity for more than six months, resolution that is currently contested by the plaintiff, and pending to be resolved its opposition.

4)	On October 16, 2008, the regional Health SEREMI for Ñuble brought a lawsuit for the alleged existence of a worker carrying out “descarpe” work on a truck belonging to a sub-contractor of the company. Arauco was summoned on October 20, 2008 to present its corresponding defense, which was presented to the same audience.

5)	On December 23, 2008, Arauco was notified of the start of an investigation into serious and fatal work accidents that occurred on that date in Coelemu. The investigation refers to a landslip that happened when work was being carried out on the duct for carrying liquid industrial waste from the Nueva Aldea plant to the sea. Gerardo Roa Herrera died as a result of the accident, while working for the contractor company Ingelec Ltda.

The Company submitted the required information in Acta dated January 9, 2009.

6)	On January 21, 2009, Arauco was notified of the start of an investigation into a serious work accident occurring on that date at the installations of the Nueva Aldea plant. The investigation relates to an accident that occurred when workers of the contractor Simaco Ltda. were providing services to the company on a “work sold” basis, assembling the shell of the Line 2 chipper. As a result of a cut of a maneuvering support ear, the worker Jaime Arrepol Cisterna, employee of the contractor, suffered a fractured jaw.

Arauco presented the required information for the investigation memorandum , the date of the accident, by the Ñuble provincial SEREMI health office.

D)	Arauco is subject to the following legal actions and proceedings affecting its Constitución Plant:

1)	On January 24, 2006, the Company was notified of a claim for an injunction brought by Alvaro Santa María Prieto and Alejandro Lagos Letelier in the Court of Constitucion, seeking to modify the Company’s activities in the area with respect to air quality control guidelines.

Such demand is more than two years without moving, and now filed.

In the opinion of the management, based on the reports of its legal counsel and the factual information available to us, this complaint lacks merit.

2)	Through Inspection Act No. 1118, dated June 6, 2008, a representative of the Company was requested to make an appearance before the Sanitary Authority regarding a sanitary proceeding involving the delivery by the Company of reports related to TRS gases.

On June 17, 2008, the Company presented its responses and the matter is pending resolution.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

E)	Celulosa Arauco y Constitución S.A. has the following legal actions and proceedings affecting its Licancel Plant:

1)	The Sanitary Indictment (Rit 489-2007) initiated by the Sanitary Authority, according to the Inspection Act number 1150 of June 18, 2007 was initiated regarding leaking of industrial liquid on the ground and the draining to the Lourdes Channel and the Mataquito River, the creation of chip movement in the collection area and movement of these to such patio since it would result in an infraction to the current operational prohibitions.

Responses were presented on June 22, 2007, date of the citation, and date on which investigations were also conducted resulting in the need for new factual declarations.

Through a resolution dated August 20, 2007, the Company was fined 2,000 UTM (U.S.$ 138 thousand at June 30, 2009). The Company appealed this fine, but its appeal was rejected on October 11, 2007. The resolution to the Sanitary Authority was the subject of a claim presented to the 4th Civil Court of Talca, dated October 31, 2007, which is still pending.

2)	Sanitary Indictment (Rit No. 535-2007) initiated by the Sanitary Authority, according to the Inspection Act No. 1153 dated June 21, 2007, regarding the functioning of a Black Liquor (Licor Negro) pool that would infringe the current operational prohibitions, disposing the immediate detention of the process and if necessary, the withdrawal and moving of the product, preventing any effect on the community, environment or workers health. The Company presented its responses but on July 13, 2007 the Health SEREMI imposed a fine for 1,000 UTM (US$ 69 thousand at June 30, 2009) and kept the functioning prohibition for a total of 60 business days until they obtain a favorable report from the Sanitary Authority. On July 20, 2007 Arauco presented a reposition recourse to the Health SEREMI of the Maule Region with the purpose of leaving the July 13 resolution without effect, which was denied on September 28, 2007. A judicial claim was filed on October 1, 2007, and the matter is currently pending resolution before the 1st Civil Court of Talca, case No. 3471-2007. In any case, the Health SEREMI of the Maule Region lifted the functioning ban (Resolution No. 6860 dated October 22, 2007).

3)	Pursuant to Resolution N° 1828 dated June 13, 2007, the Sanitary Services Superintendent initiated an administrative sanctioning process against the Company regarding the surpassing of the maximum levels allowed for the pH parameters and suspended solids. The Company presented its responses within the time established in the resolution, which was June 25, 2007.

Pursuant to a resolution dated June 26, 2007 the Sanitary Services Superintendent resolved to amplify the charges included in resolution 1828.

Arauco presented its respective responses dated as of July 17, 2007. However, by Resolution N° 2589 of August 28, 2007, the Sanitary Services Superintendent sanctioned the Company with a fine of 100 UTA (U.S.$ 83 thousand as of June 30, 2009) for not following the applicable emission norms and with a fine of 1,000 UTA (U.S.$ 830 thousand as of June 30, 2009) for risking the health of the population. This last sanctioned was appealed before the Court of Santiago and the matter is currently still pending resolution.

4)	The Public Ministry initiated an investigation related to the death of fish mentioned above and compiled complaints submitted by both public and private entities. The investigation is being led by part of the prosecutor’s office of Licanten (Ruc 0700427552-1), which is in full process.

5)	According to the Inspection Act Nº 1155, dated July 10, 2007, the black liquor pool had been functioning; however, the movement of trucks with pieces of pine during the loading and unloading process would have been observed, and the presence of loaded trucks in the sector west of the aviation field would have also been observed. Pursuant to this, the Company was requested to present their responses regarding the sanitary indictment, which was done on July 20, 2007. The matter is still pending.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

6)	On September 7, 2007, the State Defense Council presented a complaint against the Company for reparations of environmental damages and indemnifications of damages to the Fourth Civil Tribunal of Talca (Rol 3221-2007). The matter is currently pending resolution.

7)	Through Inspection Act No. 1160, dated August 3, 2007, a representative of the Company was requested to make an appearance before the Sanitary Authority regarding a sanitary proceeding involving the Company’s procedure for transporting dangerous waste.

On August 16, 2007, the Company presented its responses and the matter is pending resolution.

8)	On August 14, 2009, the Company was notified with a demand for compensation for damages filed by lawyers representing a group of 168 fishermen from Region VII and workers in related activities, located in the creeks of artisanal fishermen of Putu, La Trinchera, Iloca, Duao and Llico.

This demand seeks an order requiring the Company for alleged damages caused in the Mataquito River, its estuary and the adjacent coastline as a result of the alleged environmental damage in the Mataquito River, requesting that the Company be ordered to pay to each plaintiff.

F)	In addition to the above mentioned, Celulosa Arauco y Constitución S.A. remains subject to the following civil suits:

1)	Luis Alberto Ossandón Valdés filed a lawsuit against the Company and Forestal Celco S.A. before the Ninth Civil Court of Santiago declaring a sales contract for real estate purchased at public auction null and void. In the aforementioned auction, the Company was awarded several forestry plots of land situated on the El Trapiche country property, located in the provinces of Constitución and Talca. The plaintiff also filed a compensation complaint against Forestal Celco S.A., to whom the Company transferred the said real estate through a sale agreement.

On June 2, 2008, through pronouncement of the final verdict, the lawsuit was ruled inadmissible in all its stipulations with court costs awarded. The plaintiff filed an appeal against the ruling on July 1, 2008, which was granted. To date, the appeal hearing and verdict are still pending at the Appellate Court.

2)	On April 14, 2009, Forestal Celco S.A. was notified of a civil lawsuit filed by Mario Felipe Rojas Sepúlveda in representation of Víctor Adrián Gavilán Villarroel against Cooperativa Eléctrica de Chillán Limitada and against Forestal Celco S.A. The lawsuit aims to make both companies jointly and severally liable for compensation of alleged material damages suffered as a result of a fire that occurred on January 12, 2007 on the El Tablón country property that belongs to Forestal Celco S.A.

On July 3, 2009, Forestal Celco S.A. proceeded to answer the demand.

3)	On January 29, 2009, Forestal Valdivia S.A. was notified of a civil lawsuit filed by Carlos Nambrard Figueroa on his own behalf and in representation of the members of the Julia Figueroa Olivero Estate, against Forestal Valdivia S.A and Forestal Tornagaleones S.A., which aims to make both companies jointly and severally liable for compensation of alleged material and moral damages suffered as a result of the occupancy, plantation and operation of agricultural land (Cerros del Lingue) over which the Estate alleges ownership rights, under circumstances in which Forestal Validivia S.A. has ownership rights and material and legal possession for more than ten years.

Forestal Valdivia S.A. answered the lawsuit requesting it to be rejected for lack of legal basis. The trial is in full proceedings.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

Other contingencies

a)	The Electricity and Fuel Superintendent imposed sanctions on Arauco’s subsidiary Arauco Generación S.A. for alleged deficiencies in the Central Interconnected System. Arauco Generación S.A. is appealing these sanctions in the Court of Justice and with the Superintendent, and the matter is currently pending resolution. The amounts of the fines in question amounted to Ch$ 73,485 thousand (U.S.$ 138 thousand at June 30, 2009), and have been recorded in the consolidated financial statements.

b)	On October 8, 2007 the Administracion Federal de Ingresos Públicos (“AFIP”) notified the subsidiary Alto Paraná S.A. of the commencement of an administrative process (“court-initiated proceedings”). In this process, the AFIT is investigating the deductibility to the Income Tax, certain expenses, interests and exchange gains or losses generated by Private Negotiable Obligations that were issued by the Company in 2001 and pre-canceled in 2007 for a sum of U.S.$ 250 million.

On December 14, 2007, the AFIP notified Alto Paraná S.A. that it rejected the subsidiary’s position and proceeded to demand the income, within fifteen business days, of the calculated differences in the Income Taxes for the financial years 2002, 2003 and 2004 for the sum of U.S.$ 48,381 thousand in principal and the rest as back interest and penalty fines.

Based on the opinion of the legal counsel and according to the analysis and evaluation of the grounds of the claim, of the applicable norm and the existing judicial precedents, the Company considers that there are solid grounds that credit the legitimacy of it going forward in the determination of its tributary charge, and expects, though it cannot provide any assurances, that the fiscal claim shall be revoked by the jurisdictional court. For such reasons we have not included a provision for this concept.

During the course of this case, and with reference to the payment of the proceeding rate to the fiscal court, on July 18, 2008, the instructor member of the case intimated to APSA the amount of U.S.$ 3,026 thousand with respect to the proceeding rate before the fiscal court. Against this intimated resolution, on August 14, 2008, APSA sought annulment or appeal on the basis that the intimated rate was unreasonable. The same document accredited that the payment of U.S.$ 473 thousand, which is booked in Other current accounts, considering that this amount is that which, according to law, it should pay with respect to the proceeding rate. On September 1, 2008, the court resolved not to accept this appeal.

On September 10, 2008, APSA filed a complaint with the National Appeals Chamber in Federal Administrative Contentious matters, which was conceded, so that the question will be resolved by this chamber and eventually by the Argentine Supreme Court. The analysis of the basis of the appeal leads to an optimistic view of the case in the opinion of the company’s legal counsel.

c)	On November 28, 2008, Alto Paraná S.A. and its directors were notified of Resolution 212 issued by the Argentine Central Bank on November 19, 2008, by which the central bank ordered Indictment No.3991 that questioned the timely liquidation of foreign currency with respect to export proceeds.

On December 10, 2008, Alto Paraná S.A. asked the Central Bank for an extension of the term of 20 business days for presenting its defense.

On December 30, 2008, the Central Bank resolved to grant an extension of 15 banking business days, APSA therefore presented its defense arguments in the first days of February, 2009.

At the date of these financial statements, the subsidiary’s legal counsel cannot estimate the result of these proceedings.

As of June 30, 2009, the Company was not involved in any other court proceedings or any other legal actions that could significantly affect its financial, economic or operational conditions.

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

Guarantees

The Company has guaranteed the debt of one of its subsidiaries, Alto Paraná S.A. At June 30, 2009, the outstanding principal amount of the guaranteed debt totaled U.S.$ 270 million. This guarantee would require payment by the Company in the event of default by Alto Paraná S.A. The guarantee coincides with the terms of the note and expires in 2017. Arauco has no other material guarantees.

Environmental Proceedings

The Company and its subsidiaries are subject to certain Chilean environmental laws and regulations. Under such regulations, the Company is required to conduct environmental impact studies of any future projects or activities that may affect the environment. These regulations also establish procedures for private citizens to object to the plans or studies submitted by project owners. The extent to which such regulations will affect Arauco will depend upon how the authorized Chilean governmental agencies decide to implement such legislation. Enforcement remedies could include temporary or permanent closure of facilities and fines.

During the period ended June 30, 2009 Arauco entered into various projects related to the improvement of, or investment in, product in process designed to protect the environment which are as follow:

a)	Arauco entered into a project for the implementation of environmental improvements for ThU.S.$17,954 (ThU.S.$ 18,330 in 2008) and expects to incur in and additional cost of ThU.S.$14,930 (ThU.S.$ 14,089 in 2008).

b)	Investment projects for the control and management of dangerous liquids and the energetic optimization of water from productive plants. Arauco has incurred in this projects an amount of ThU.S.$ 14,598 (ThU.S.$ 13,352 in 2008), and expects to incur in an additional ThU.S.$ 13,985 (ThU.S.$ 19,035 in 2008).

c)	Investment projects for the control and management of gases emanating from industrial processes for ThU.S.$ 3,821 (ThU.S.$ 13,915 in 2008). Arauco expects to incur in an additional US$ 890 (ThU.S.$ 10,464 in 2008).

d)	Disbursements relating to the construction of emissaries in Nueva Aldea, Valdivia and Constitucion Plants for ThU.S.$ 4,407 (ThU.S.$ 19,582 during 2008). Arauco expects to incur in an additional cost of ThU.S.$ 695 (ThU.S.$ 4,658 during 2008).

e)	Project related to the expansion of the industrial solid waste landfills to manage this in the future for ThU.S.$ 3,882 (ThU.S.$ 10,649 in 2008), and expect to incur in additional cost of ThU.S.$ 8,122 (ThU.S.$ 15,363 in 2008).

Covenants

The Company’s long-term borrowings require compliance with certain financial restrictions. Non-compliance could result in these debts becoming fully payable upon demand. Arauco was in compliance with all financial covenants at June 30, 2009.

An agreement of Wood Supply and Future Land Purchases entered into by Celulosa Arauco y Constitución S.A. and a contract of Forestry Administration entered into by certain of Arauco’s forestry subsidiaries, both with Fondo de Inversión Bío Bío, pursuant to which Arauco is subject to the following minimum financial restrictions. Failure to meet these restrictions could result in the purchase in advance of future obligations.

(i) the ratio of debt to consolidated tangible net worth must not be greater than 1.2;

(ii) consolidated net worth must not be less than U.S.$ 2,500 million; and

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited, except for December 31, 2008)

(iii) the interest coverage ratio must not be less than 2.0.

Pursuant to the agreement of Wood Supply between Arauco and the Fondo de Inversiones Bio Bio, Arauco would be required to advance the future purchases of wood (in part or entirely, depending on the situation) if the Fondo Bío Bío, in the event of “Significant Adverse Event”, as defined by the agreement, cannot meet its financial obligations with its own resources.

NOTE 10 - SUBSEQUENT EVENTS

1) On August 26, 2009, Placas do Paraná S.A., a Brazilian subsidiary of Arauco, acquired 100% of the shares of the company named Tafisa Brasil S.A. (“Tafisa Brasil”), by means of a share purchase agreement executed with the companies named SCS Beheer, B.V. and Tafiber – Tableros de Fibras Ibéricos, S.L., both subsidiaries of Sonae Indústria, SGPS, S.A.

The transaction involves resources for approximately US$ 227 million, which are allocated in approximately US$ 165.2 million to pay the shares of Tafisa Brasil, with the balance corresponding to liabilities that the acquired company maintains.

Tafisa Brasil is a wood panels business company, being its main asset a productive plant located in the locality of Pien, State of Paraná (Brazil), which has two production lines of MDF (medium density fiberboard) and one production line of PB (particleboard), with a total installed capacity of 640,000 m3/year. Additionally, the plant has value added products lines destined to the construction industry and furniture.

The acquisition of this asset, will permit Arauco to consolidate its presence in the Brazilian wood panels market, in which the Company already participates through Placas do Paraná S.A.

Arauco estimates that this transaction will have positive effects in the results of the Company, even though as of the date hereof such effects are not quantifiable.

2) On July 22, 2009, Celulosa Arauco y Constitución S.A., issued bonds under Rule 144A/Reg S, in the amount of US$ 500 million The term of maturity of the bonds is 10 years. The interest rate is 7.25% per annum. The principal shall be repaid on the date of maturity of the bonds, set forth in July 29, 2019, while interests shall be payable on a semi-annual basis.

The funds resulting from the issue shall be destined to the refinancing of debts of the Company, and other corporate purposes.

No other events have occurred since June 30, 2009 and up to the issue of these financial statements that may affect significantly the financial situation of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Registrant’s estatutos (charter and by-laws) do not provide for indemnification of directors and officers. Under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority, the corporation will bear responsibility for any resulting liabilities or expenses.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit Number	Description
3	Estatutos of Registrant, which serve as Registrant’s articles of incorporation and by-laws (including English translation) dated as of January 31, 2008 (incorporated by reference to Exhibit 1.1 to the Annual Report of the Registrant on Form 20-F filed on June 26, 2009, file number 033-99720).

*4(a)	Indenture dated as of July 27, 2009 between the Registrant and The Bank of New York Mellon (including Form of Exchange Note attached as an exhibit thereto).

*4(b)	Registration Rights Agreement dated as of July 27, 2009 between the Registrant and J.P. Morgan Securities Inc.

*5(a)	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities being registered.

*5(b)	Opinion of Portaluppi, Guzmán y Bezanilla regarding the validity of the securities being registered.

*12	Statement explaining the calculation of the ratio of earnings to fixed charges.

21	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 to the Annual Report of the Registrant on Form 20-F filed on June 26, 2009, file number 033-99720).

**23(a)	Consent of PricewaterhouseCoopers.

*23(b)	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 5(a) to this Registration Statement).

*23(c)	Consent of Portaluppi, Guzmán y Bezanilla (included in the opinion filed as Exhibit 5(b) to this Registration Statement).

*24	Power of Attorney.

*25	Statement of eligibility of Bank of New York Mellon to act as trustee under the indenture.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Registered Holders and DTC Participants.

*99.4	Form of Letter to Clients.

*	Previously filed as an exhibit to the Registration Statement on Form F-4 (File No. 333-161926), filed on September 15, 2009 and incorporated herein by reference.
**	Filed herewith.

Part II-1

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the US for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santiago, Chile, on the 7 th day of October, 2009.

CELULOSA ARAUCO Y CONSTITUCIÓN S.A.

By:	/S/ MATIAS DOMEYKO	By:	/s/ GIANFRANCO TRUFFELLO
Name:	Matias Domeyko	Name:	Gianfranco Truffello
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 7, 2009.

Name	Title

* José Tomás Guzmán	Chairman

* Roberto Angelini	First Vice-Chairman and Director

* Manuel Bezanilla	Second Vice-Chairman and Director

Jorge Andueza	Director

* Jorge Bunster	Director

Eduardo Navarro	Director

* Carlos Croxatto	Director

Alberto Etchegaray	Director

Part II-3

Name	Title
Timothy C. Purcell	Director

/s/ MATÍAS DOMEYKO Matías Domeyko	Chief Executive Officer

/s/ GIANFRANCO TRUFFELLO Gianfranco Truffello	Chief Financial Officer

/s/ ROBINSON TAJMUCH Robinson Tajmuch	Chief Controlling Officer

* Ricardo Brunner	Authorized Representative in the United States

*By:	/s/ GIANFRANCO TRUFFELLO
Gianfranco Truffello

/s/ ROBINSON TAJMUCH
Robinson Tajmuch

Pursuant to Powers of Attorney filed with the Securities and Exchange Commission.

Part II-4

EXHIBIT INDEX

Exhibit Number	Description
3	Estatutos of Registrant, which serve as Registrant’s articles of incorporation and by-laws (including English translation) dated as of January 31, 2008 (incorporated by reference to Exhibit 1.1 to the Annual Report of the Registrant on Form 20-F filed on June 26, 2009, file number 033-99720).

*4(a)	Indenture dated as of July 27, 2009 between the Registrant and The Bank of New York Mellon (including Form of Exchange Note attached as an exhibit thereto).

*4(b)	Registration Rights Agreement dated as of July 27, 2009 between the Registrant and J.P. Morgan Securities Inc.

*5(a)	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities being registered.

*5(b)	Opinion of Portaluppi, Guzmán y Bezanilla regarding the validity of the securities being registered.

*12	Statement explaining the calculation of the ratio of earnings to fixed charges.

21	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 to the Annual Report of the Registrant on Form 20-F filed on June 26, 2009, file number 033-99720).

**23(a)	Consent of PricewaterhouseCoopers.

*23(b)	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 5(a) to this Registration Statement).

*23(c)	Consent of Portaluppi, Guzmán y Bezanilla (included in the opinion filed as Exhibit 5(b) to this Registration Statement).

*24	Power of Attorney.

*25	Statement of eligibility of Bank of New York Mellon to act as trustee under the indenture.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Registered Holders and DTC Participants.

*99.4	Form of Letter to Clients.

*	Previously filed as an exhibit to the Registration Statement on Form F-4 (File No. 333-161926), filed on September 15, 2009 and incorporated herein by reference.
**	Filed herewith.

Part II-5